United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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[ x ] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to § 240.14a-12

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[ ]	Fee paid previously with preliminary materials:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2016

To the Stockholders of Retail Opportunity Investments Corp.:

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Opportunity Investments Corp., a Maryland corporation (the “Company”), will be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, on April 27, 2016, at 2:00 p.m., Eastern Time, to consider and vote on the following matters:

(1)	the election of eight directors to serve on the Company’s board of directors until the Company’s 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualify;
(2)	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;
(3)	the resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers; and
(4)	the transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on February 29, 2016 has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

We hope that all stockholders who can do so will attend the Annual Meeting in person.  Whether or not you plan to attend, in order to assure proper representation of your shares of our common stock, par value $0.0001 per share (“Common Stock”), at the Annual Meeting, we urge you to submit your proxy voting instructions to the Company.  By submitting your proxy voting instructions promptly, you can help the Company avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting.  If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

If you are a registered holder of shares of Common Stock on the record date, you may vote your shares of Common Stock in person at the Annual Meeting or by submitting your proxy voting instructions to the Company.  If you hold shares of Common Stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Your proxy is being solicited by our board of directors.  Our board of directors recommends that you vote “FOR” each nominee for director and “FOR” proposals 2 and 3.

By Order of the Board of Directors

Stuart A. Tanz President and Chief Executive Officer

San Diego, California

March 25, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 27, 2016.  The Proxy Statement and our 2015 Annual Report to Stockholders are available at: http://www.viewproxy.com/roireit/2016

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2016

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Retail Opportunity Investments Corp., a Maryland corporation (the “Company,” “we,” “our” or “us”), for use at the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, on April 27, 2016 at 2:00 p.m., Eastern Time, or at any postponements or adjournments thereof.

If you are a registered holder of shares of our common stock, par value $0.0001 per share (“Common Stock”), as of the close of business on the record date, you may vote your shares of Common Stock in person at the Annual Meeting or by submitting your proxy voting instructions to us.  If you hold shares of Common Stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies.  Any stockholder of record submitting voting instructions or a proxy retains the power to revoke such instructions or proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 8905 Towne Centre Drive Suite 108, San Diego, California 92122, (ii) submitting a later dated proxy, or (iii) by voting in person at the Annual Meeting.  Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted voting instructions or proxy unless such stockholder votes in person at the Annual Meeting.  If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the director nominees to serve on our board of directors until our 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualify, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and FOR the advisory resolution on the compensation of our named executive officers as disclosed in this Proxy Statement.  As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about March 25, 2016.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2015, including financial statements audited by Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2016, and their report thereon, dated February 24, 2016.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to cast one vote for each share of Common Stock held of record at the close of business on February 29, 2016 (the “Record Date”) with respect to (i) the election of eight directors to serve on our board of directors until our 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, (iii) the advisory resolution to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement and (iv) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present.  A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.  If you hold your shares in “street name” it is critical that you cast your vote if you want it to count in the election of directors or the advisory resolution to approve the compensation of our named executive officers as disclosed in the Proxy Statement.  Under the rules of the New York Stock Exchange (“NYSE”), the only item to be acted upon at the Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.  Although our shares trade on the NASDAQ Stock Market (“NASDAQ”), the NYSE rules affect us because most of the shares of Common Stock held in “street name” are held with NYSE member-brokers.  Therefore, if you hold your shares in “street name” and do not give the broker or nominee specific voting instructions on the election of the directors or the advisory resolution to approve the compensation of our named executive officers, your shares will not be voted on those items, and a broker non-vote will occur.

Abstentions and broker non-votes will have no effect on the election of directors, the ratification of the appointment of Ernst & Young LLP or the advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum.  The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting; (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes present or represented at the Annual Meeting; and (iii) for the advisory resolution on the compensation of our named executive officers, a majority of all the votes present or represented at the Annual Meeting.

As of the Record Date, we had issued and outstanding 99,792,118 shares of Common Stock.

2016 PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider. This Proxy Statement should be read in its entirety before voting.

Fiscal 2015 Performance

2015 was an exceptional year for our Company. We achieved significant growth in our portfolio across our West Coast markets and continued to produce strong operating results and financial performance while maintaining a flexible and conservative financial position. Key highlights include the following:

•	Delivered total stockholder return (“TSR”)(1) of 11.1%, outperforming all of the companies in our executive compensation peer group, the S&P 500 and the FTSE NAREIT Equity REITs Index
•	Achieved growth in funds from operations (“FFO”)(1) of 12.9%
•	Completed acquisitions totaling approximately $480 million, which represented 91.8% more than the $250 million target for 2015
•	Increased annual dividend by 6.3% to $0.68 from $0.64 per share
•	Increased market capitalization(1) by 22.8% to $1.993 billion from $1.623 billion
•	Increased the size of our real property portfolio by 17.8% to 8.6 million square feet from 7.3 million square feet
•	Achieved same-store net operating income (“NOI”)(1) growth of 4.7%
•	Achieved diluted FFO of $0.96 per share, which was $0.04, or 4.3%, above analysts’ original consensus of $0.92 per share
•	Executed a new $300 million unsecured term loan facility with a $200 million accordion feature, increasing our unsecured borrowing capacity to $1.5 billion (subject to lender consent and certain other conditions)

____________

(1)	For a description of FFO, market capitalization and NOI, see “Compensation Discussion and Analysis.”

In addition to the achievements above, we continued to have strong absolute and relative TSR performance. We have outperformed the S&P 500, the FTSE NAREIT Equity REITs Index and the average of our executive compensation peer group in each of the past five years, and have delivered a TSR of 121.47% over the five-year period ended December 31, 2015.

____________

(1)	The table above compares the cumulative total return on our Common Stock over the one-year, three-year and five-year periods ended December 31, 2015 to the cumulative return of comparable indices and our executive compensation peer group, assuming a $100 investment on December 31, 2010 and assuming all dividends were reinvested.
(2)	For more information about our executive compensation peer group, see “Compensation Discussion and Analysis—Peer Group.”

Stockholder Outreach and Engagement

We believe that fostering long-term relationships with our stockholders and maintaining their trust is a key ROIC objective, and we recognize the value of listening to and understanding their views about our business. During 2015, we continued our stockholder outreach activities, dialoguing and meeting with key institutional stockholders, in an effort to proactively address important issues.

•	We considered the results of last year's non-binding, advisory vote on the compensation of our named executive officers; while a significant majority of our stockholders (66%) that voted at the 2015 annual meeting of stockholders approved the compensation of our named executive officers, support was not as strong as in the prior year (87% approval).

•	Our chief executive officer, Stuart Tanz, and other members of our senior management team held discussions with stockholders representing more than 85% of our outstanding shares of Common Stock in an effort to understand their concerns and develop appropriate responses.

•	Our Compensation Committee incorporated the feedback received from our stockholders into its annual review of our executive compensation program, and implemented several modifications to our program as described below.

Executive Compensation Highlights

In February 2016, the Compensation Committee introduced modifications to our executive compensation program to further align executive compensation with Company performance and the creation of sustainable stockholder value.

What We Did	Highlights
* Recalibrated the annual cash incentive program for 2016	-

Increased the portion of annual incentive cash bonuses for the 2016 performance year that is based solely on the achievement of objective performance criteria to 85% from 60%, and decreased the discretionary component from 40% to 15%

	-	Adjusted the weighting levels of such performance criteria to emphasize the achievement of operating metrics such as growth in FFO per share and dividend growth
* Redesigned our performance-based equity awards for 2015	-	Performance-based equity awards for 2015 that require performance over a cumulative three-year period and no longer measure performance on an annual basis
-

Eliminated the “either/or” performance criteria used in prior years, which required the achievement of either absolute TSR or TSR relative to our executive compensation peer group in order for awards to be earned

-

Modified vesting criteria for performance-based equity awards for 2015 to require the achievement of both absolute and relative TSR performance measures in order for the maximum amount of awards to be earned

		-	50% of performance-based equity awards will be earned based solely on the achievement of absolute TSR over a cumulative three-year period
		-	50% of performance-based equity awards will be earned based solely on the achievement of TSR relative to our executive compensation peer group over a cumulative three-year period
-

Incorporated a tiered payout structure that ties the amount of awards earned to the achievement of minimum, target and maximum performance levels – with straight line linear interpolation for performance in between levels

-

In order to earn the maximum amount of 2015 awards, in respect of the absolute and relative TSR components, the Company must achieve absolute TSR equal to or greater than 30% and TSR must rank at or above the 70th percentile of our executive compensation peer group, respectively, in each case measured over a three-year cumulative period

For a detailed description of these modifications and our executive compensation program, see “Compensation Discussion and Analysis.”

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

Our board of directors is currently comprised of eight directors: Richard A. Baker, Michael J. Indiveri, Edward H. Meyer, Lee S. Neibart, Charles J. Persico, Laura H. Pomerantz, Stuart A. Tanz and Eric S. Zorn.  In accordance with our Articles of Amendment and Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), each director holds office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”), each of our current directors, Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz and Zorn, and Ms. Pomerantz, has been nominated by our board of directors to stand for election as directors by the stockholders at the Annual Meeting to serve until our 2017 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

We seek to have a board of directors representing diverse educational backgrounds and different work and life experiences that provide a range of insights into the financial, governmental or legal matters that are relevant to our business and to our status as a publicly owned company.  We believe that, as a group, the nominees bring a diverse range of perspectives that contribute to the effectiveness of our board as a whole and the oversight that our board of directors provides to our senior management team.  The procedures and considerations of the Nominating and Corporate Governance Committee in recommending qualified director candidates are described below under “Corporate Governance—Identification of Director Candidates” in this Proxy Statement.  The Nominating and Corporate Governance Committee and our board of directors concluded that each of our director nominees should be nominated for election based on the qualifications and experience described in the biographical information below under “Nominees for Election as Directors.”

It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz and Zorn, and Ms. Pomerantz as directors, unless otherwise instructed.  If the candidacy of Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz or Zorn, or Ms. Pomerantz should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors.  Our board of directors has no reason to believe that, if elected, Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz and Zorn, and Ms. Pomerantz will be unable or unwilling to serve as directors.

Nominees for Election as Directors

The following information is furnished regarding the nominees for election as directors as of March 25, 2016.

Richard A. Baker, 50, the Chairman of our board of directors, has served as one of our directors since our inception in 2007, as Executive Chairman of our board of directors between 2009 and 2012 and as Non-Executive Chairman from 2012 until present. Mr. Baker is the Governour and Executive Chairman of the Hudson’s Bay Company, a diversified North American retail organization, which owns and operates Lord & Taylor, Saks and the Hudson’s Bay Company. From 1988 until 2005, Mr. Baker served in various capacities, including President, Chief Operating Officer and Senior Vice President of National Realty & Development Corp., a real estate development company owned by him together with his father, Robert C. Baker, who was formerly one of our directors. National Realty & Development Corp. owns and manages a real estate portfolio which includes shopping centers and corporate business centers located in 20 states. National Realty & Development Corp.’s tenants include prominent retailers such as Walmart, Kohl’s, Lowe’s, Toys ‘R Us, The Home Depot, Sears, Staples, Supervalu and T.J. Maxx. Mr. Baker received a B.S. in Hotel Administration from Cornell University and serves on the Dean’s Advisory Board of the hotel and real estate program. We believe Mr. Baker’s significant prior experience as a founder, an executive officer and a director of numerous real estate companies makes him qualified to serve as a director.

Michael J. Indiveri, 63, has served as one of our directors since our inception in 2007. He is a principal of Michael J. Indiveri, CPA LLC, a licensed certified public accounting firm that provides financial and accounting consulting services. From June 2011 to December 2011, Mr. Indiveri provided these financial and accounting consulting services through The Indiveri Group, LLC, a real estate investment firm, where he has served as President since 2007. He was an Executive Vice President and Chief Financial Officer of Hudson Valley Holding Corp. (NYSE: HVB) and its principal subsidiary Hudson Valley Bank from May 2013 to June 2015. From 2007 to 2011, Mr. Indiveri served as Executive Vice President and Chief Financial Officer of Amalgamated Bank in New York. From 1997 until 2007, Mr. Indiveri served as the Executive Vice President & Chief Financial Officer of City & Suburban Federal Savings Bank, where he was also a director. From 1994 to 1997, Mr. Indiveri served as Senior Vice President & Chief Financial Officer of New York Federal Savings Bank. Mr. Indiveri received a B.A. in Political Science from Rutgers University and an M.B.A. from Fordham University. We believe Mr. Indiveri’s experience at Hudson Valley Holding Corp. and his prior experience at Amalgamated Bank in New York, including as Executive Vice President and Chief Financial Officer, Chairman of the Investment Committee and Chairman of the Asset Liability Management Committee, makes him qualified to serve as a director.

Edward H. Meyer, 89, has served as one of our directors since our inception in 2007. Since 2007, Mr. Meyer has served as Chief Executive Officer of Ocean Road Advisors, Inc., an investment management firm. From 1970 to 2006, Mr. Meyer was Chairman and Chief Executive Officer of the Grey Global Group, one of the leading global advertising and marketing agencies. Prior to becoming Chairman, he was President of Grey from 1968 to 1970. He began his career at Bloomingdale’s. Mr. Meyer has been a member of the Board of Directors of Harman International Industries, Inc. (NYSE: HAR) since 1990. Mr. Meyer previously served on the Board of Directors of May Department Stores for 17 years, National Cinemedia, Inc. (NASDAQ: NCMI) for 7 years and The Jim Pattison Group. He also served as a director of Ethan Allen Interiors Inc. from 1991 to 2010. Mr. Meyer serves as a Trustee of the Solomon R. Guggenheim Foundation, the Board of Overseers of the Weill Cornell Medical College and the Film Society of Lincoln Center, and as President of the Edward & Sandra Meyer Foundation, Inc. Mr. Meyer received a B.A. in Economics from Cornell University. We believe Mr. Meyer’s significant prior experience as Chairman and Chief Executive Officer of the Grey Global Group and a director of a number of public companies makes him qualified to serve as a director.

Lee S. Neibart, 65, has served as one of our directors since our inception in 2007 and, until 2009, served as our President.  Mr. Neibart is a founder of NRDC Real Estate Advisors, LLC and NRDC Equity Partners LLC.  He is a Senior Partner and the Chairman of the Real Estate Group of Ares Management LLC. From 1993 until July 2013, Mr. Neibart was the Global Chief Executive Officer of AREA Property Partners, formerly Apollo Real Estate Advisors.  From 1979 to 1993, Mr. Neibart worked at the Robert Martin Company, a real estate development and management firm, most recently as Executive Vice President and Chief Operating Officer.  Mr. Neibart is a director of Hudson’s Bay Company. Mr. Neibart was a director at Linens ‘n Things which filed for bankruptcy protection in May 2008 and entered into liquidation in October 2008.  Mr. Neibart serves on the Advisory Board of The Real Estate Institute of New York University.  He is a past President of the New York Chapter of the National Association of Industrial and Office Parks.  Mr. Neibart received a B.A. from the University of Wisconsin and an M.B.A. from the New York University School of Business.  We believe Mr. Neibart’s significant prior experience as a founder, an executive officer and a director of numerous real estate companies makes him qualified to serve as a director.

Charles J. Persico, 76, has served as one of our directors since 2009. Mr. Persico was the President of Perbar Sales Corp. and has been actively involved in various phases of the real estate industry, including development, construction and management, for over 38 years. He has participated in the development, ownership and management of over 2,500 apartment units in the New York metropolitan area as well as over one million square feet of retail and commercial developments. His present portfolio consists of mainly retail developments. He has managed properties for Metropolitan Life, Aetna Insurance Company, Connecticut Mutual Insurance, Roosevelt Savings Bank and Peoples Westchester Savings Bank. Mr. Persico was a member of the Westchester County and New York State Board of Realtors and of local, state and national builders organizations. He was formerly on the Board of Directors of the following organizations: City & Suburban Federal Savings Bank for over ten years serving on the Mortgage Committee, Audit and Finance Committee and also the Planning and Development Committee, Westchester County Association (a business development organization represented by such companies as IBM, PepsiCo, Chase Bank and many other large publicly traded corporations) and Westchester Business Partnership. He was also a member of the B.P.O. Elks, Scarsdale Chapter, a prior president and chairman of the Builders Institute of Westchester and Putnam Counties (a 2,400 member organization), a New York State Commissioner of the Hudson River Valley Commission, founder and first President of the Exchange Club of the Town of Greenburgh, past member of the board of trustees of Elizabeth Seton College and of the Advisory Board of Iona College; Westchester County Commission Christopher Columbus Quincentennial, Board Member of the American Lyme Disease Foundation, and the Real Estate Tax Review Board of the Town of Greenburgh (60,000 population). Mr. Persico received a B.S. in Real Estate from New York University. We believe Mr. Persico’s significant prior experience as President of Perbar Sales Corp. and active involvement in various phases of the real estate industry makes him qualified to serve as a director.

Laura H. Pomerantz, 68, has served as one of our directors since our inception in 2007.  In 2014, Ms. Pomerantz was appointed Vice Chairman and Head of Strategic Accounts at Cushman & Wakefield. Ms. Pomerantz is a Principal and founding partner of Laura Pomerantz Real Estate, LLC, founded in April of 2013, and has been an executive in the Real Estate industry for over 20 years.  She was a Founding Partner and Principal at PBS Gould Venture, LLC, d/b/a PBS Real Estate, LLC (“PBS Real Estate”), a boutique firm offering commercial real estate advisory solutions to both tenants and landlords.  Prior to joining PBS Real Estate in 2001, Ms. Pomerantz was a Senior Managing Director at Newmark & Company Real Estate.  Prior to joining Newmark & Company Real Estate in 1996, Ms. Pomerantz was Executive Managing Director of S.L. Green (NYSE: SLG) and prior to that she was the Executive Vice President of The Leslie Fay Companies, Inc., having responsibility for supervising several of its upscale fashion divisions.  She was with The Leslie Fay Companies, Inc. for over 18 years and served on the company’s Board of Directors.  She is a member of the Carnegie Hall Board of Trustees and is a director at WIN (Women in Need) and G-III Apparel Group, Ltd. (NASDAQ: GIII).  Ms. Pomerantz received an A.B.A. in Business Administration from Miami Dade Community College.  We believe Ms. Pomerantz’s significant prior experience as a Principal at PBS Real Estate and at other real estate and retail companies makes her qualified to serve as a director.

Stuart A. Tanz, 57, has served as our President and Chief Executive Officer and one of our directors since 2009. Mr. Tanz was the Chief Executive Officer of United Income Properties, Inc. from 2006 to 2009 and its Chief Operating Officer and President from 1988 to 1992. United Income Properties, Inc. was a privately owned retail real estate development company in Southern California which developed, owned and operated various shopping centers in Southern California and now owns, manages and operates approximately 2,250 self-storage units and a retail property. From 1997 to 2006, Mr. Tanz was the Chairman, Chief Executive Officer and President of Pan Pacific Retail Properties, Inc., during which period its total market capitalization increased by 795% from $447 million to over $4 billion. Mr. Tanz oversaw and administered all aspects of Pan Pacific Retail Properties, Inc.’s business, management, finance and personnel and led its $146 million initial public offering on the NYSE and ultimately in the sale of the company for $4.1 billion to Kimco Realty Corp. (NYSE: KIM) in November 2006. From 1992 to December 1996, Mr. Tanz was a director of Revenue Properties Company Limited and was the Co-Chief Executive Officer from May 1996 to August 1997. Revenue Properties Company Limited was a publicly traded company on the Toronto Stock Exchange that was the parent company of Pan Pacific Development Corp., where Mr. Tanz was the President and Chief Operating Officer from 1992 to 1997. From 1982 to 1988, Mr. Tanz was the Director of Acquisitions of Southern California at Bramalea Limited, based in Toronto, Canada, and Bramalea California Inc. Mr. Tanz is a member of the Advisory Council for the University of Southern California Lusk Center for Real Estate and Chairman of the Advisory council for the Tanz Centre for Research in Neurodegenerative Diseases. Mr. Tanz is a member of International Council of Shopping Centers and Young Presidents Organization. In 1998, National Real Estate Investors named Mr. Tanz as one of the country’s top real estate executives under the age of 40 and in 2001 Mr. Tanz was awarded San Diego’s Ernst & Young Real Estate Entrepreneur of the Year in real estate. Mr. Tanz received a B.S. in Business Administration from the University of Southern California, Marshall School of Business. We believe Mr. Tanz’s significant prior public company experience as the Chairman, Chief Executive Officer and President of Pan Pacific Retail Properties, Inc. makes him qualified to serve as a director.

Eric S. Zorn, 67, has served as one of our directors since March, 2012. Mr Zorn is currently Chairman of ESZ LLC, which is an International Real Estate Consulting Firm. It performs work for clients around the globe. From 2012 to 2015, Mr. Zorn served as a consultant to Wal-Mart Stores, Inc. and was engaged in Walmart’s Asian growth strategy. Until retiring in 2012, Mr. Zorn had served as President of Walmart Realty since 2002 and as an Executive Vice President of Wal-Mart Stores, Inc. since 2005. He led teams responsible for new store growth, store remodeling and property management, merchandise planning, procurement and allocation of capital among markets targeted for growth. Over a 15-year period, Mr. Zorn oversaw the opening of more than 3,200 Walmart stores in the United States, and also oversaw the strategy for disposition of excess real estate. Mr. Zorn joined Walmart in 1993 as Regional Vice President of Operations, becoming a Senior Vice President of Walmart Realty in 1995, after spending 22 years at Jamesway Corporation, including nine years as Senior Vice President and Chief Administrative Officer. Mr. Zorn is on the Board of Visitors for MD Anderson Cancer Center. Mr. Zorn previously served as Trustee of the International Council of Shopping Centers, and has served several other organizations in various capacities, including the Foundation Board of Trustees for Mercy Hospital in Rogers, Arkansas, Professional Women in Construction (New York chapter) and the Susan G. Komen Foundation (NWA Chapter). Mr. Zorn studied history at Fairleigh Dickinson University. We believe that Mr. Zorn’s extensive experience, including leadership of real estate acquisitions and property management for Walmart Realty, makes him qualified to serve as a director.

Our board of directors recommends a vote FOR the election of Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz and Zorn, and Ms. Pomerantz as directors.

A plurality of all of the votes cast on the proposal at the Annual Meeting at which a quorum is present is necessary to elect a director.  Proxies solicited by our board of directors will be voted FOR Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz and Zorn, and Ms. Pomerantz, unless otherwise instructed.  Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

We have a majority voting policy for the election of directors. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation to our board of directors. Our Nominating and Corporate Governance Committee is required to promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. Our board of directors is required to take action with respect to this recommendation. Any director who tenders his or her resignation to our board of directors will not participate in the committee’s consideration or board action regarding whether to accept such tendered resignation. The policy is more fully described below under “Corporate Governance—Corporate Governance Guidelines—Majority Voting Policy.”

In accordance with our Charter and Bylaws, vacancies occurring on our board of directors, as a result of death, resignation, removal of a director, an increase in the authorized number of directors or otherwise, may be filled by a majority of the remaining directors then in office.

There is no family relationship, as defined under Securities and Exchange Commission (the “SEC”) regulations, among any of our directors or executive officers.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.  Our board of directors is requesting that our stockholders ratify this appointment of Ernst & Young LLP.

The report of Ernst & Young LLP on our consolidated financial statements as of and for the fiscal years ended December 31, 2015 and December 31, 2014 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

Neither our Bylaws nor other governing documents or law require stockholder ratification of our board of directors’ appointment of Ernst & Young LLP as our independent registered public accounting firm.  However, our board of directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.  In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, our board of directors will review its future selection of our independent registered public accounting firm.  Even if the selection is ratified, our board of directors, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2015 and 2014.

	Fiscal Year Ended December 31,
	2015(4)	2014(4)
Audit Fees(1)	$836,025	$834,795
Audit-Related Fees	—	—
Tax Fees(2)	248,660	216,650
All Other Fees(3)	1,995	1,825
Total	$1,086,680	$1,053,270

____________

(1)	2015 and 2014 Audit Fees include fees paid to Ernst & Young LLP in respect of: (i) the audit of the consolidated financial statements included in our annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) consents and other services related to SEC and other regulatory filings and communications; and (iv) accounting consultation attendant to the audit.
(2)	2015 and 2014 Tax Fees include tax compliance, tax planning, tax advisory and related tax services provided by Ernst & Young LLP.
(3)	Includes amounts billed for annual subscription to Ernst and Young LLP’s online resource library.
(4)	Does not include fees relating to the audit of the effectiveness of our internal control over financial reporting of $111,238 and $146,412 paid to Berdon LLP in the fiscal years ended December 31, 2015 and December 31, 2014, respectively.

The Audit Committee’s charter provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by our external auditors which audit our financial statements and evaluate the effect thereof on the independence of such external auditors.  All audit, tax and other services provided to us by Ernst & Young LLP, our independent registered public accounting firm, were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval.  Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed.  Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement.  This proposal is commonly known as a “say-on-pay” proposal.  The compensation of our named executive officers as disclosed in this Proxy Statement includes the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement, as required by SEC rules.

In considering their vote, stockholders may wish to carefully review the information presented on our compensation policies and decisions regarding our senior executive officers, as disclosed in detail in this Proxy Statement under “Executive Compensation.”  Our board of directors believes that our long-term success depends in large measure on the talents of our management team and other employees and, as described below under “Executive Compensation—Compensation Discussion and Analysis,” we, through our executive compensation programs, seek to attract, motivate and retain top-quality senior executives who are committed to our core values of excellence and integrity.  The fundamental philosophy of the Compensation Committee of our board of directors (the “Compensation Committee”) is to closely align these compensation programs with the achievement of clear annual and long-term performance goals tied to our financial success and the creation of stockholder value.  The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, equity-based or cash-based compensation with long-term, equity-based compensation.

Our board of directors has determined that the best way to allow stockholders to vote on the compensation of our named executive officers is through the following resolution:

RESOLVED, that the stockholders of the Company advise that they approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in accordance with Securities and Exchange Commission rules in the Company’s Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders, including the disclosure under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in the Proxy Statement relating to the Company’s 2016 Annual Meeting of Stockholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement.  Although this vote is advisory and non-binding, our board of directors and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our named executive officers.

Our board of directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement, including the disclosure under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval.  Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed.  Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs.  Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings.  The policy of our board of directors, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.  During the year ended December 31, 2015, our board of directors held four meetings. All of our directors during the term of their tenure attended at least 75% of the meetings of our board of directors in 2015, including meetings of the committees of which they were members.  In 2015, all of the eight directors then serving on our board of directors attended our 2015 Annual Meeting of Stockholders.

Committees of our Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee.  Michael J. Indiveri (Chair), Lee S. Neibart and Eric S. Zorn are the current members of the Audit Committee.  Our board of directors has determined that all of the members of the Audit Committee are independent as required by NASDAQ corporate governance requirements, SEC rules governing the qualifications of audit committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee.  Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “1. Election of Directors—Nominees for Election as Directors” in this Proxy Statement for a description of their respective backgrounds and experience), that Mr. Indiveri qualifies as an “audit committee financial expert” for purposes of, and as defined by, SEC rules and has the requisite accounting or related financial management expertise required by NASDAQ corporate governance requirements.  In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by NASDAQ corporate governance requirements.  The Audit Committee, which met four times during 2015, among other things, acts on behalf of our board of directors to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the performance of our internal audit function and our policies with respect to risk assessment and risk management.  The Audit Committee is also responsible for approving and reviewing with management and external auditors the interim and audited annual financial statements, meeting with officers responsible for certifying our annual report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls.  The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements.  The specific responsibilities of the Audit Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.roireit.net.

Compensation Committee.  Laura H. Pomerantz (Chair), Charles J. Persico and Edward H. Meyer are the current members of the Compensation Committee.  Our board of directors has determined that all of the members of the Compensation Committee are independent as required by NASDAQ corporate governance requirements, SEC rules governing the independence of compensation committee directors, the Guidelines, the Independence Standards and the written charter of the Compensation Committee.  The Compensation Committee, which met three times during 2015, is responsible for, among other things, overseeing the approval, administration and evaluation of our compensation plans, policies and programs, and reviewing the compensation of our directors and executive officers.  The specific responsibilities of the Compensation Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.roireit.net.

Nominating and Corporate Governance Committee.  Edward H. Meyer (Chair), Charles J. Persico and Michael J. Indiveri are the current members of the Nominating and Corporate Governance Committee.  Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by NASDAQ corporate governance requirements, the Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which met two times during 2015, is responsible for, among other things, reviewing and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, seeking, considering and recommending to our board of directors qualified candidates for election as directors and approving and recommending to the full board of directors succession plans for each of our senior executive officers.  It reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance, and recommends to our board of directors nominees for each committee of our board of directors.  In addition, the Nominating and Corporate Governance Committee annually facilitates the assessment of our board of directors’ performance as a whole and of the individual directors, and reports thereon to our board of directors.  The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.roireit.net.

We will provide the written charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, free of charge, to stockholders who request them.  Requests should be directed to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 8905 Towne Centre Drive Suite 108, San Diego, California 92122.  The written charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee are also available for viewing on our website at www.roireit.net.

Audit Committee Report

The Audit Committee has furnished the following report for the 2015 fiscal year.

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm, and our compliance with related legal and regulatory requirements.  The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm.  The Audit Committee operates under a written charter adopted by our board of directors.

Management is primarily responsible for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on our internal control over financial reporting.  Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2015, was responsible for performing an independent audit of (i) our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and (ii) the effectiveness of our internal control over financial reporting and expressing an opinion with respect thereto.  The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on our internal control over financial reporting.  The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence.  The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

The Audit Committee held four meetings during 2015.  The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and Ernst & Young LLP, an independent registered public accounting firm, for the fiscal year ended December 31, 2015.

The Audit Committee reviewed and discussed our ongoing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 5 regarding the audit of internal control over financial reporting.  The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for its audit.  The Audit Committee reviewed reports and memoranda prepared by Ernst & Young LLP with respect to its audit of our internal control over financial reporting.  The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2015, and the related report prepared by Ernst & Young LLP, with management and Ernst & Young LLP.  The Audit Committee also reviewed and discussed with management and Ernst & Young LLP management’s annual report on our internal control over financial reporting.  The Audit Committee discussed with management and Ernst & Young LLP the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC and the processes used to support management’s annual report on our internal control over financial reporting.  As a result of these discussions, the Audit Committee believes that we maintain an effective system of accounting controls that allows us to prepare consolidated financial statements that fairly present our financial position and results of our operations.  Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee reviews and discusses with Ernst & Young LLP their audit plan for us.  The Audit Committee also discusses with Ernst & Young LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which includes a discussion of Ernst & Young LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

The Audit Committee also discussed with Ernst & Young LLP its independence from us.  Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence and represented that it is independent from us.  When considering the independence of Ernst & Young LLP, the Audit Committee considered if services they provided to us, beyond those rendered in connection with their audit of our consolidated financial statements, their reviews of our interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q and their audit of the effectiveness of our internal control over financial reporting, were compatible with maintaining their independence.  The Audit Committee also reviewed and approved, among other things, the tax and other professional services performed by, and the amount of fees paid for such services to, Ernst & Young LLP.  The Audit Committee also received regular updates on the amount of fees and scope of audit, tax and other professional services provided by Ernst & Young LLP.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2015 be included in our annual report on Form 10-K filed with the SEC.  The Audit Committee has also recommended the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is presenting this selection to our stockholders for ratification.

Michael J. Indiveri, Chair

Lee S. Neibart

Eric S. Zorn

The foregoing Audit Committee Report shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

For the year ended December 31, 2015, each non-employee member of our board of directors was entitled to receive compensation for his or her services as a director as follows: (i) an annual cash retainer of $55,000 per year in cash; (ii) an annual equity award of $80,000 in value of restricted shares of Common Stock (“Restricted Shares”); (iii) a fee of $1,500 for each board of directors meeting attended in person and $1,000 for each board of directors meeting attended by teleconference; (iv) a fee of $1,500 for each board of directors committee meeting attended in person and $1,000 for each board of directors committee meeting attended by teleconference; and (v) annual chair fees of $20,000 per year, $15,000 per year and $12,500 per year to each non-employee director acting as the Chair of the Audit Committee, Chair of the Compensation Committee and Chair of the Nominating and Corporate Governance Committee, respectively.

During 2015, the Compensation Committee engaged FTI Consulting Inc. (“FTI”) to serve as its compensation consultant in reviewing and evaluating our officer and director compensation levels and program, with the goal of creating a fair, reasonable and balanced compensation program that closely aligns the interest of our board of directors with those of our stockholders.  FTI received instructions from, and reported to, the Compensation Committee on an independent basis.  FTI’s services to the Compensation Committee are discussed further below.  See “Executive Compensation—Compensation Discussion and Analysis.”  Other than as described herein, FTI did not provide other services to us or any of our affiliates during 2015.

The following table summarizes the annual compensation received by our non-employee directors for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Michael J. Indiveri	89,000	79,997	–	168,997
Edward H. Meyer	76,000	79,997	–	155,997
Lee S. Neibart	63,000	79,997	–	142,997
Charles J. Persico	64,500	79,997	–	144,497
Laura H. Pomerantz	77,000	79,997	–	156,997
Eric S. Zorn	66,000	79,997	–	145,997

____________

(1)	Amounts in this column represent annual retainer, board of directors meeting fees and Committee meeting and Chair fees paid to non-employee directors for service in 2015.
(2)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”).

Non-employee directors are also eligible to receive grants of stock options (“Options”), Restricted Shares, phantom shares, dividend equivalents or other equity-based grants under the Retail Opportunity Investments Corp. 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan”).  Directors who are also our employees are not entitled to receive additional compensation for serving on our board of directors.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Our President and Chief Executive Officer is Stuart A. Tanz.  The non-Executive Chairman of our board of directors is Richard A. Baker.  Our Chief Financial Officer is Michael B. Haines.  Our Chief Operating Officer is Richard K. Schoebel.  For Messrs. Tanz’s and Baker’s biographies, please see “1. Election of Directors—Nominees for Election as Directors.”  The following sets forth the biographical information for Messrs. Haines and Schoebel as of March 25, 2016.

Michael B. Haines, 54, has served as our Chief Financial Officer since December 2012.  Prior to December 2012, Mr. Haines served as Chief Accounting Officer at Pacific Office Properties Trust, Inc., a publicly traded real estate investment trust that owns and operates institutional quality office properties in Hawaii and Southern California.  From September 2009 until joining Pacific Office Properties Trust, Inc. in October 2010, Mr. Haines was Chief Accounting Officer at American Realty Advisors, an SEC-registered investment advisor and provider of real estate investment management services to institutional investors.  From January 2007 to September 2008, he was Chief Financial Officer at Hopkins Real Estate Group, a firm that specializes in retail shopping center development and re-development.  Prior to January 2007, for approximately 12 years, he held various financial and accounting positions, including Vice President, Finance, at Pan Pacific Retail Properties, Inc., a real estate investment trust that specialized in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials.  Prior to joining Pan Pacific Retail Properties, Inc., Mr. Haines was Director of Internal Audit for The Hahn Company, a developer and owner of regional shopping malls throughout the United States, and a Senior Auditor at Deloitte & Touche, LLP.  Mr. Haines received a Bachelors in Business Administration from San Diego State University.  Mr. Haines is a California-licensed Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Richard K. Schoebel, 50, has served as our Chief Operating Officer since 2009.  Prior to 2009, Mr. Schoebel served as the Vice President, Property Management for the West Region of Centro Properties Group (US).  In this role, he was responsible for 8.9 million square feet of community and neighborhood shopping centers.  From 2007 to 2009, Mr. Schoebel was a Principal and Managing Member of Pacific Spectrum Properties, LLC, a brokerage firm providing leasing, management and consulting services to shopping center owners.  Prior to that, for 12 years he held numerous positions at Pan Pacific Retail Properties, Inc., ultimately serving as Vice President, Operations, where he directed the leasing and property management for a portfolio of 38 shopping centers, encompassing five million leasable square feet.  Mr. Schoebel has over 20 years of real estate industry experience, specializing in shopping centers.  Mr. Schoebel received a B.S. in Management with a minor in Applied Computer Science from Keene State College in New Hampshire.

CORPORATE GOVERNANCE

Role and Leadership Structure of our Board of Directors and Risk Oversight

Pursuant to our Charter, Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of our board of directors.  Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations.  Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with the Chairman of our board of directors, President and Chief Executive Officer and other executive officers.

We maintain separate roles for our Chief Executive Officer and Chairman of our board of directors.

Our board of directors believes that the composition of our board of directors protects stockholder interests and provides sufficient independent oversight of our management.  A majority of our current directors are “independent” under NASDAQ corporate governance requirements, as more fully described elsewhere in this Proxy Statement under “Corporate Governance.”  The independent directors meet separately from our management on a regular basis at the conclusion of our board of directors’ regularly scheduled meetings.  The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our directors and executive officers and the selection and evaluation of directors.

Each independent director has the ability to add items to the agenda of board of directors meetings or raise subjects for discussion that are not on the agenda for that meeting.  In addition, our board of directors and each board of directors committee has complete and open access to our executive officers.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors level and independent oversight of both our board of directors and our executive officers.  The current leadership model, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

In connection with their oversight of risk to our business, our board of directors and the Audit Committee consider feedback from our executive officers concerning the risks related to our business, our operations and strategies.  Our executive officers regularly report to our board of directors on risks relating to our property acquisitions, our leverage and hedging policies, our capital availability and our internal control and procedures.  Members of our board of directors routinely meet with our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors, officers and employees.  The Code of Conduct was designed to assist directors, officers and employees in complying with the law, and in resolving moral and ethical issues that may arise in complying with our policies and procedures.  Among the areas addressed by the Code of Conduct are compliance with applicable laws, conflicts of interest, use and protection of our assets, confidentiality, communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, and health and safety.  The Nominating and Corporate Governance Committee is responsible for monitoring our board of directors’ governance process and will make recommendations, as appropriate, to the Chairman of our board of directors on governance and related matters.  The Code of Conduct is available for viewing on our website at www.roireit.net.  We will also provide the Code of Conduct, free of charge, to stockholders who request it.  Requests should be directed to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 8905 Towne Centre Drive, Suite 108, San Diego, California 92122.

Corporate Governance Guidelines

Our board of directors has adopted the Guidelines, which address significant issues of corporate governance, and set forth procedures by which our board of directors carries out its responsibilities.  Among the areas addressed by the Guidelines are the composition of our board of directors, functions and responsibilities of our board of directors, board of directors committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation review of our board of directors and committees.  The Nominating and Corporate Governance Committee is responsible for reviewing the Guidelines and will make recommendations, as appropriate, to the Chairman of our board of directors on governance and related matters.

Majority Vote Policy

The Guidelines provide for a majority voting policy for the election of directors. Pursuant to this policy, in any uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to our board of directors following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee shall consider all factors it deems relevant, which may include the stated reasons, if any, why stockholders withheld votes from the director, any alternatives for curing the underlying cause of the withheld votes, the length of service and qualifications of the director, the director’s past and expected future contributions to our Company, the composition of our board of directors, and such other information and factors as members of the Nominating and Corporate Governance Committee shall determine are relevant.

Our board of directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the stockholder vote. Any director who tenders his or her resignation to our board of directors will not participate in the Nominating and Corporate Governance Committee’s consideration or board action regarding whether to accept such tendered resignation.

We will promptly disclose our board of director’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a press release, a filing with the SEC or in another broadly disseminated means of communication.

The Guidelines are available for viewing on our website at www.roireit.net.  We will also provide the Guidelines, free of charge, to stockholders who request them.  Requests should be directed to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 8905 Towne Centre Drive, Suite 108, San Diego, California 92122.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NASDAQ corporate governance requirements.  As permitted under the Guidelines, our board of directors has adopted certain categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors.  Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that six of our eight current directors, Michael J. Indiveri, Edward H. Meyer, Lee S. Neibart, Charles J. Persico, Laura H. Pomerantz and Eric S. Zorn, qualify as independent directors under NASDAQ corporate governance requirements and the Independence Standards.  The Independence Standards are available for viewing on our website at www.roireit.net.

Policy Concerning Hedging and Pledging Transactions

On February 21, 2014, we updated our Statement of Corporate Policy Regarding Equity Transactions (the “Policy”) to establish formal policies that prohibit our officers, directors, employees and consultants from engaging in transactions of a speculative nature involving our securities.  The Policy prohibits short sales and hedging transactions, and also generally prohibits transactions involving derivative securities, such as options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of our equity securities.  The Policy prohibits all of our directors and officers from margining our securities, holding our securities in a margin account or pledging our securities as collateral for a loan, and also prohibits all other persons subject to the Policy from engaging in such activities unless they have been approved in writing by our compliance officer.  No such approvals have been granted to date.

Stock Ownership Guidelines

To align the interests of our senior executives and stockholders, the Nominating and Corporate Governance Committee expects our executive officers to acquire significant ownership of equity in the Company (“Company Equity”).  Accordingly, we have adopted stock ownership guidelines (the “Stock Ownership Guidelines”) requiring each executive officer to achieve a Company Equity ownership level equal to a specified multiple of his or her base salary.  The minimum equity ownership levels as a multiple of base salary are as follows: six times for the Chief Executive Officer; three times for the non-Executive Chairman of the Board of Directors; and three times for other executive officers.

The Nominating and Corporate Governance Committee has also adopted a guideline for directors to achieve significant ownership of Company Equity.  Our directors are expected to achieve a Company Equity ownership level equal to a minimum of three times their annual cash retainer.

Company Equity owned by a spouse of an executive officer or a director shall count toward the executive officer or director achieving the applicable Company Equity ownership level.  Company Equity held in a trust established by an executive officer or director (and/or his or her spouse) shall count toward the executive officer or director achieving the applicable Company Equity ownership level if the trust is revocable by the executive officer or director (and/or his or her spouse) or is for the benefit of the executive officer or director, the spouse of the executive officer or director, and/or the family members of the executive officer or director.

Executive officers and directors have a five-year grace period to comply with the Stock Ownership Guidelines, commencing on the date which is the later of the adoption of the Stock Ownership Guidelines and upon appointment to a new position.  If, at the end of the five-year grace period, any executive officer or director does not achieve the requisite Company Equity ownership level, we will require such executive officer or director to hold all vested awards of Company Equity and derivatives exercisable for Company Equity, other than awards withheld to pay withholding taxes or the exercise price of options or other derivative securities, until the required ownership level has been satisfied.  Additionally, the Nominating and Corporate Governance Committee reserves the right to provide exceptions for extenuating personal circumstances on a case-by-case basis.

The Nominating and Corporate Governance Committee reviewed the progress of the executive officers and directors toward the Stock Ownership Guidelines as of the end of the year ended December 31, 2015 and determined that all of the executive officers and directors met the Stock Ownership Guidelines as required.

Review and Approval of Related-Party Transactions

Our board of directors has adopted written policies and procedures for review, approval and ratification of transactions involving us and “related parties” (directors, executive officers or stockholders beneficially owning 5% or greater of our outstanding Common Stock, or their immediate family members).  The policies and procedures cover any related-party transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).  A summary of these policies and procedures is set forth below:

Policies

•	Any covered related-party transaction must be approved by our board of directors or by a committee of our board of directors consisting solely of disinterested directors. In considering the transaction, our board of directors or a committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to us.
•	On at least an annual basis, our board of directors or a committee will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•	Management or the affected director or executive officer will bring the matter to the attention of the Chair of the Audit Committee or, if the Chair of the Audit Committee is the affected director, to the attention of the Chair of the Nominating and Corporate Governance Committee.
•	The appropriate Chair shall determine whether the matter should be considered by our board of directors or by a committee of our board of directors consisting solely of disinterested directors.
•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction, except that the director shall provide all material information concerning the transaction.
•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.
•	If the transaction will be ongoing, our board of directors or a committee of our board of directors consisting solely of disinterested directors may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, our board of directors or a committee of our board of directors consisting solely of disinterested directors, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the guidelines and that the transaction remains appropriate.
•	All related-party transactions will be disclosed in our applicable filings with the SEC as required under SEC rules.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders.  Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek to have a board of directors representing diverse educational backgrounds and different work and life experiences that provide a range of insights into the financial, governmental or legal matters that are relevant to our business and to our status as a publicly owned company.  The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders.  The Nominating and Corporate Governance Committee also evaluates the length of service of members of our board of directors with a view towards periodically adding new members that can bring fresh insights and perspectives to our strategic thinking and enhance the manner in which our business and affairs are supervised by our board of directors. We also believe that the nominees have developed unique and valuable expertise, knowledge and insights about our company, our operations, our market and our industry during their tenure as directors. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of our Company and our stockholders.  Directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment.  The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.

When our board of directors considers adding a member to fill an existing vacancy or newly created position, or any other time the Nominating and Corporate Governance Committee believes our board of directors should consider adding a member, the Nominating and Corporate Governance Committee identifies and assesses director candidates and makes recommendations to our board of directors based upon the results of such search.  In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors.  The Nominating and Corporate Governance Committee receives input on such director candidates from other directors, and recommends director candidates to our board of directors for nomination.  The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with our Bylaws and applicable law.  The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees.  The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates.  If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the advanced notice procedures set forth in our Bylaws and outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may nominate director candidates for election to our board of directors.  Stockholder nominations of director candidates at our annual meeting of stockholders must be received by our secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of this Proxy Statement; provided, however, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.  The public announcement of a postponement or adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice as described above.  Accordingly, to submit a director candidate for consideration for nomination at our 2017 Annual Meeting of Stockholders, stockholders must submit the recommendation, in writing, by November 25, 2016, but in no event earlier than October 26, 2016.  The written notice must set forth the information required by our Bylaws.  The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules.  See the “Submission of Stockholder Proposals” section of this Proxy Statement for information regarding providing timely notice of stockholder proposals under SEC rules.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

We have scheduled a board meeting in conjunction with the Annual Meeting and, as set forth in the Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Stockholder Outreach and Engagement

We believe that fostering long-term relationships with our stockholders and maintaining their trust is a key ROIC objective, and we recognize the value of listening to and understanding their views about our business. We conduct stockholder outreach throughout the year, dialoguing and meeting with key institutional stockholders, in an effort to proactively address important issues. During 2015, our chief executive officer, Stuart Tanz, and other members of our senior management team held discussions with stockholders representing more than 85% of our outstanding shares of Common Stock on important topics including ROIC’s strategy, performance, corporate governance, executive compensation and other related matters. Our management provides regular updates to our board of directors regarding these discussions and stockholder feedback. Our board of directors takes our stockholders’ and other stakeholders’ perspectives into consideration when overseeing our Company’s strategy, formulating governance practices and designing executive compensation programs. For example, in response to feedback received from our stockholder engagement activities in 2015, we introduced modifications to our executive compensation program in February 2016 that include increasing the portion of annual incentive cash bonuses for the 2016 performance year that is based solely on the achievement of objective performance criteria and decreasing the discretionary component, adjusting the weighting levels of such performance criteria to emphasize the achievement of operating metrics such as growth in FFO per share and dividend growth and, with respect to long-term equity-based awards for 2015, adjusting the performance-based vesting criteria and measurement periods. See “Executive Compensation—Compensation Discussion and Analysis.”

We believe that our outreach program ensures that our management and our board of directors understand our stockholders’ views and concerns and are able to address the issues that are important them. We are continuing our stockholder outreach efforts in 2016, in addition to our customary participation at industry conferences, investor roadshows and meetings with analysts, and remain committed to this ongoing initiative.

Communications with our Board of Directors

Our board of directors has established a process by which stockholders or other interested parties may communicate in writing with the Chair of any committee of our board of directors or the independent directors of our board of directors as a group.  Any such communication sent by e-mail should be sent to stockholdercommunications@roireit.net.  Any such communications sent by U.S. mail or overnight delivery should be directed to the attention of the Independent Directors, the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee, as the case may be, in each instance in care of the Company, at Retail Opportunity Investments Corp. 8905 Towne Centre Drive Suite 108, San Diego, California 92122.  Our representative will forward them to the intended recipient(s).  We reserve the right to disregard any communication that our Chief Executive Officer determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate.  Our Chief Executive Officer has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.  Our board of directors has approved this communication process.

Executive Sessions of Independent Directors

It is the policy of our board of directors, in accordance with the Guidelines, that the independent directors serving on our board of directors meet separately without management (including management directors) in executive session at least four times per year at regularly scheduled meetings of our board of directors.

Amendments to Charter

Amendments to our Charter generally require the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.  The affirmative vote of holders of shares entitled to cast at least two-thirds of votes entitled to be cast on a matter is only required (a) to remove a member of the board of directors other than for cause, (b) to amend certain Charter provisions established to enable our qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, or (c) amendments to the sentence providing for the affirmative vote requirements described in (a) and (b).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the compensation programs offered to our senior executive officers.  The Compensation Committee is responsible for the administration of our compensation plans, policies and programs and for making recommendations relating to the compensation of our executive officers.  The Compensation Committee endeavors to ensure that the compensation paid to our executive officers is consistent with our overall philosophy on compensation and market practices.

Executive Summary

Fiscal 2015 Performance.

2015 was an exceptional year for our Company. We achieved significant growth in our portfolio across our West Coast markets and continued to produce strong operating results and financial performance while maintaining a flexible and conservative financial position. Key highlights include the following:

•	Delivered TSR of 11.1%, outperforming all of the companies in our executive compensation peer group, the S&P 500 and the FTSE NAREIT Equity REITs Index
•	Achieved growth in FFO of 12.9%
•	Completed acquisitions totaling approximately $480 million, which represented 91.8% more than the $250 million target for 2015
•	Increased annual dividend by 6.3% to $0.68 from $0.64 per share
•	Increased market capitalization(1) by 22.8% to $1.993 billion from $1.623 billion
•	Increased the size of our real property portfolio by 17.8% to 8.6 million square feet from 7.3 million square feet
•	Achieved same-store NOI growth of 4.7%
•	Achieved diluted FFO of $0.96 per share, which was $0.04, or 4.3%, above analysts’ original consensus of $0.92 per share
•	Executed a new $300 million unsecured term loan facility with a $200 million accordion feature, increasing our unsecured borrowing capacity to $1.5 billion (subject to lender consent and certain other conditions)

____________

(1)	Market capitalization is the total number of outstanding shares of our Common Stock, on a fully diluted basis, multiplied by the closing price of our Common Stock on final trading day of the applicable year.

In addition to the achievements above, we continued to have strong absolute and relative TSR performance. As illustrated in the tables below, we have outperformed the S&P 500, the FTSE NAREIT Equity REITs Index and the average of our executive compensation peer group in each of the past five years, and have delivered a TSR of 121.47% over the five-year period ended December 31, 2015.

____________

(1)	The table above compares the cumulative total return on our Common Stock over the one-year, three-year and five-year periods ended December 31, 2015 to the cumulative return of comparable indices and our executive compensation peer group, assuming a $100 investment on December 31, 2010 and assuming all dividends were reinvested.
(2)	For more information about our executive compensation peer group, see “—Peer Group.”

Stockholder Outreach and Engagement.

Following our 2015 annual meeting of stockholders, we considered the results of the non-binding advisory vote on the compensation of our named executive officers. While a significant majority of our stockholders (66%) that voted at the 2015 annual meeting of stockholders approved the compensation of our named executive officers, support was not as strong as in the prior year (87% approval). During 2015, we engaged in extensive dialogue with many of our key institutional stockholders and other stakeholders to understand their concerns and develop appropriate responses. Our chief executive officer, Mr. Tanz, and other members of our senior management team held discussions with stockholders representing more than 85% of our outstanding shares of Common Stock. In those conversations, stockholders generally expressed a positive view of our executive compensation program, philosophy and objectives, and made a number of constructive suggestions. Our Compensation Committee incorporated the feedback received from our stockholders into its annual review of our executive compensation program, and implemented several modifications to our program as described below.

Executive Compensation Guidelines Highlights.

In February 2016, the Compensation Committee introduced modifications to our executive compensation program to further align executive compensation with Company performance and the creation of sustainable stockholder value.

What We Did			Highlights
* Recalibrated the annual cash incentive program for 2016	-

Increased the portion of annual incentive cash bonuses for the 2016 performance year that is based solely on the achievement of objective performance criteria to 85% from 60%, and decreased the discretionary component from 40% to 15%

	-	Adjusted the weighting levels of such performance criteria to emphasize the achievement of operating metrics such as growth in FFO per share and dividend growth
* Redesigned our performance-based equity awards for 2015	-	Performance-based equity awards for 2015 that require performance over a cumulative three-year period and no longer measure performance on an annual basis
-

Eliminated the “either/or” performance criteria used in prior years, which required the achievement of either absolute TSR or TSR relative to our executive compensation peer group in order for awards to be earned

-

Modified vesting criteria for performance-based equity awards for 2015 to require the achievement of both absolute and relative TSR performance measures in order for the maximum amount of awards to be earned

		-	50% of performance-based equity awards will be earned based solely on the achievement of absolute TSR over a cumulative three-year period
		-	50% of performance-based equity awards will be earned based solely on the achievement of TSR relative to our executive compensation peer group over a cumulative three-year period
-

Incorporated a tiered payout structure that ties the amount of awards earned to the achievement of minimum, target and maximum performance levels – with straight line linear interpolation for performance in between levels

-

In order to earn the maximum amount of 2015 awards, in respect of the absolute and relative TSR components, the Company must achieve absolute TSR equal to or greater than 30% and TSR must rank at or above the 70th percentile of our executive compensation peer group, respectively, in each case measured over a three-year cumulative period

For a detailed description of these modifications, see “—2016 Compensation Strategy” and “—Equity Grants.”

Overview.  In connection with the Framework Transactions (which are described below under “—Setting Executive Compensation”), we entered into employment agreements with each of Stuart A. Tanz, our President and Chief Executive Officer, and Richard A. Baker, the Chairman of our board of directors.  On November 17, 2009, we appointed Richard K. Schoebel as our Chief Operating Officer and entered into an employment agreement with Mr. Schoebel that became effective as of November 30, 2009.  On April 2, 2012, we entered into a letter agreement with Mr. Baker which provided that he would transition from Executive Chairman to non-executive Chairman of our board of directors and amended Mr. Baker’s compensation arrangements.  On November 19, 2012, we appointed Michael B. Haines as our Chief Financial Officer, effective December 1, 2012, and entered into an employment agreement with Mr. Haines that became effective as of November 25, 2012.  Each of Messrs. Tanz, Schoebel and Haines is referred to herein as a “named executive officer.” In addition, although Mr. Baker does not hold any executive office with our Company, due to the nature of his letter agreement and the compensation he is entitled to earn under such agreement, we also refer to Mr. Baker herein as a “named executive officer.” See “—Employment and Letter Agreements and Termination of Employment and Change-in-Control Arrangements.”

Compensation Philosophy and Objectives.  We, through our executive compensation programs, seek to attract, motivate and retain top-quality senior executives who are committed to our core values of excellence and integrity.  The Compensation Committee’s fundamental philosophy is to closely align our compensation programs with the achievement of clear annual and long-term performance goals tied to our financial success and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to:

•	attract, retain and motivate a highly skilled senior executive team that will contribute to the successful performance of our Company;
•	align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value;
•	provide compensation opportunities that are competitive within industry standards, thereby reflecting the value of the position in the marketplace;
•	set clear performance goals and objectives which provide accountability for our executive officers;
•	appropriately reward stockholder returns in light of the level of risk that was taken to generate those returns to ensure that compensation decisions neither encourage nor reward excessive or inappropriate risk taking;
•	support a culture committed to paying for performance where compensation is commensurate with the level of performance achieved; and
•	maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing employment market dynamics.

The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, equity-based or cash-based compensation with long-term, equity-based compensation.  Our executive officer compensation program includes the following primary components:

•	base salaries paid in cash which recognize the unique role and responsibilities of a position as well as an individual’s performance in that role;

•	annual awards, which may be paid in cash or stock, which are meant to motivate and reward our short-term financial and operational performance, as well as individual performance; and

•	long-term equity-based awards which are designed to support our objectives of aligning the interests of our executive officers with those of our stockholders, promoting our long-term performance and value creation, and retaining executive officers.

It is the Compensation Committee’s view that compensation decisions are complex and best made after a deliberate review of Company and individual performance, as well as industry compensation levels.  Consistent with this view, the Compensation Committee generally assesses our performance within the context of the industry’s overall performance and our internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective positions and roles within our Company.  In addition, the Compensation Committee reviews our policies and compensation practices to determine whether the risks arising from our compensation policies and practices would be reasonably likely to have a material adverse effect on us.  We have not identified any risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us.

The Compensation Committee consults with compensation consultants, outside counsel, and other advisors as appropriate, in the Compensation Committee’s discretion, to assist in discharging its duties.  Specifically, the Compensation Committee has engaged FTI as its independent compensation consultant to assist on a range of executive compensation matters.  FTI’s services to the Compensation Committee are discussed further below.

Setting Executive Compensation.  The compensation arrangements with Stuart A. Tanz, our President and Chief Executive Officer, and Richard A. Baker, the Chairman of our board of directors, were initially negotiated in October 2009, when our stockholders and warrantholders approved each of the proposals presented at the special meetings of stockholders and warrantholders, respectively, in connection with the transactions contemplated by the Framework Agreement, dated as of August 7, 2009, with NRDC Capital Management, LLC (“NRDC”) (such transactions, the “Framework Transactions”), which put in motion the steps to be taken by us to continue our business as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2010.  Following the closing of the Framework Transactions, we appointed Richard K. Schoebel as our Chief Operating Officer.  Mr. Baker’s compensation arrangements were modified by a letter agreement dated April 2, 2012 in connection with his transition from Executive Chairman to non-executive Chairman of our board of directors.  On November 19, 2012, we appointed Michael B. Haines as our Chief Financial Officer effective December 1, 2012, and entered into an employment agreement with Mr. Haines that became effective as of November 25, 2012.

The compensation arrangements with our existing executive management team were approved by the Compensation Committee, taking into consideration each individual’s potential value to our Company, and in consultation with FTI and Clifford Chance US LLP, our outside counsel.  The focus of the Compensation Committee in approving these employment and letter agreements was to (i) align our senior executive compensation programs and policies with our financial performance and, accordingly, the creation of stockholder value, (ii) see that the compensation terms of our executive management team reflected current practices in the marketplace and (iii) in the case of Mr. Tanz, the unique risks that he took in joining our Company prior to the Framework Transactions being completed and the duties and responsibilities associated with his position. Information with respect to the current employment and letter agreements of our named executive officers can be found under “—Employment and Letter Agreements and Termination of Employment and Change-in-Control Arrangements.”

The Compensation Committee will, on an ongoing basis, continue to examine and assess our executive compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices, and will make or recommend to our board of directors modifications to the compensation programs, as deemed appropriate.  The Compensation Committee engaged FTI as its independent compensation consultant in respect of calendar year 2015 to assist the Compensation Committee in developing and evaluating objective performance standards for annual bonuses and long-term equity-based awards. FTI’s services to us have been limited to compensation related services.  FTI met with the Compensation Committee on several occasions in 2015 and in the first quarter of 2016 to discuss guiding principles, competitive market trends, peer group pay practices, compensation strategy and other compensation considerations, including our performance during 2015.  Specifically, FTI was engaged to assist the Compensation Committee in considering the framework for executive officers’ total compensation for 2015, taking into account the base salaries specified in existing employment and letter agreements, the objective performance criteria and weighting levels established for annual incentive cash bonuses and making recommendations relating to annual bonus awards and long-term equity-based awards.

Peer Group. In evaluating the Company’s executive compensation program and financial performance for 2015, the Compensation Committee reviewed our pay levels and performance compared to a peer group.  Our executive compensation peer group (the “executive compensation peer group”) is comprised solely of publicly traded REITs that have an investment focus concentrated on the retail real estate sector and range from approximately one-third to three times the Company’s implied equity market capitalization.

Our executive compensation peer group for evaluating 2015 performance comprised the following REITs: Acadia Realty Trust (NYSE:AKR); Cedar Realty Trust (NYSE:CDR); Cousins Properties Incorporated (NYSE:CUZ); Equity One, Inc. (NYSE:EQY); Inland Real Estate Corporation (NYSE:IRC); Kite Realty Group Trust (NYSE:KRG); Pennsylvania Real Estate Investment Trust (NYSE:PEI); Ramco-Gershenson Property Trust (NYSE:RPT); Retail Properties of America, Inc. (NYSE: RPAI); Rouse Properties, Inc. (NYSE:RSE); Saul Centers, Inc. (NYSE:BFS); Tanger Factory Outlet Centers, Inc. (NYSE:SKT); Urban Edge Properties (NYSE:UE); Urstadt Biddle Properties, Inc. (NYSE:UBP); Weingarten Realty Investors (NYSE:WRI); and WP Glimcher, Inc. (NYSE: WPG).

Our performance in 2015 placed us at the top of our executive compensation peer group. Our TSR ranked number one in our executive compensation peer group over each of the one-year, three-year and five-year periods ended December 31, 2015.

Factors Considered. The Compensation Committee considers Company and individual executive performance as the most important factors in determining an executive’s compensation. With respect to its evaluation of Company performance, the Compensation Committee believes that an evaluation of our financial and operating performance provides an appropriate measure of Company performance in relation to our business objectives and for setting executive compensation. Accordingly, the Compensation Committee utilizes certain objective criteria for evaluation of the Company’s and each officer’s performance.  The objective metrics considered by the compensation committee in respect of 2015 Company performance included:

•	Funds from operations per share
•	Asset growth
•	Absolute total return to stockholders
•	Relative total return to stockholders
•	Capital raising
•	Dividend growth
•	Year-end leased occupancy
•	Same store net operating income growth

The Compensation Committee selected each of the above operating metrics because they believe that these metrics are the critical drivers of overall fundamental performance that will over time lead to the creation of sustainable stockholder value.  In addition to these operating metrics, the Compensation Committee considered additional role-specific objective criteria in evaluating the performance and compensation of Mr. Haines, our Chief Financial Officer, and Mr. Schoebel, our Chief Operating Officer. See “—Annual Cash Incentives.”

We believe that the operating metrics described above may not necessarily reflect the totality of the challenges faced, and the goals accomplished, by our management team in 2015 in continuing to grow our Company, our balance sheet and our investor base.  In particular, comparisons of these metrics against those of our executive compensation peer group tend to understate our management team’s performance, given that many of the companies in our executive compensation peer group are fully-mature companies with much longer operating histories.  As a consequence, in addition to these objective metrics, the Compensation Committee also took into account, among others, the following additional factors: diversification of our investor base, investor relations activities, the increase in our analyst coverage and the maintenance of an investment grade rating for our senior unsecured debt.

The Compensation Committee also reviews individual performance evaluations conducted by each executive officer.  The Compensation Committee also considered the relative value provided by each of the executive officers towards our success in 2015, including Mr. Tanz’s and Mr. Haines’s contribution to the achievement of our financial goals, Mr. Schoebel’s contribution with respect to the properties we acquired during 2015 and Mr. Baker’s contribution to the achievement of our overall business goals during 2015.

Role of Executive Officers in Compensation Decisions.  The Compensation Committee implements all compensation decisions related to our executive officers and approves recommendations related to incentive compensation for our other employees.  When implementing compensation for our executive officers (other than Mr. Tanz), the Compensation Committee seeks and considers the advice and counsel of Mr. Tanz, our Chief Executive Officer, given his direct day-to-day working relationship with these senior executives, and Mr. Baker, the Chairman of our board of directors.

Elements of Executive Compensation.  The key elements of our executive compensation program include:

•	base salary;
•	annual cash incentives;
•	long-term equity-based awards; and
•	perquisites and other benefits.

Base Salary

Pursuant to their employment and letter agreements, we provide our executive officers with annual base salaries to compensate them for services provided during the term of their employment or service.  The Compensation Committee believes that the annual base salary paid in 2015 to each of our named executive officers reflected the scope of the role and responsibilities of the applicable position, individual performance and experience, and competitive market practices.

The annual base salaries for each of the named executive officers at December 31, 2015 were as follows:

Executive	2015 Base Salary
Stuart A. Tanz	$775,000
Michael B. Haines	290,000
Richard A. Baker	275,000
Richard K. Schoebel	340,000

Pursuant to their employment and letter agreements, the amount of annual compensation paid to each of the named executive officers may be increased during the term of employment at the discretion of our board of directors.  Accordingly, the Compensation Committee annually reviews the amount of the annual base salary paid to the named executive officers each year, based upon individual roles and performance and the overall financial and operating performance of our Company, and may provide for increases as it may, in its discretion, deem appropriate.  Our Compensation Committee approved increases in the base salaries of Messrs. Tanz, Haines and Schoebel of $25,000, $20,000 and $25,000, respectively, for 2016.  Our board of directors intends to continue to implement the terms of the employment or letter agreements, including the annual base salary provisions, and remains open to future annual base salary adjustments in the event our board of directors concludes that the circumstances warrant them.  However, consistent with the Compensation Committee’s overall philosophy, we intend that the compensation programs for the named executive officers will emphasize incentive compensation in the form of annual bonuses and long-term equity based awards.

Annual Cash Incentives

Under the terms of their employment or letter agreements, an incentive structure was established for the named executive officers, making them eligible to receive an annual bonus within a specified range expressed as a percentage of such named executive officer’s annual salary.  The range specified for each named executive officer is disclosed under “—Employment and Letter Agreements and Termination of Employment and Change-in-Control Arrangements.”

In 2015, 60% of the annual incentive cash bonus opportunities for the executive officers were based on the achievement of certain objective Company performance criteria and, in the case of Messrs. Haines and Schoebel, certain role-specific objective criteria. In addition, the plan for 2015 also contained a discretionary component with a weighting of 40%, which was determined by the Compensation Committee. As described below, we modified our compensation strategy for 2016 to increase the portion of annual incentive cash bonuses for the 2016 performance year that is based solely on the achievement of objective performance criteria to 85%. See “—2016 Compensation Strategy.”

The following table shows the objective metrics and weightings of the 2015 annual incentive cash bonus opportunities for the executive officers:

				2015 Annual Incentive Targets
Performance Criteria	Weighting for Stuart A. Tanz	Weighting for Michael B. Haines	Weighting for Richard K. Schoebel	Threshold	Target	Maximum	Actual
FFO per share (diluted)(1)	10%	7.5%	7.5%	$0.85	$0.88	$0.91	$0.96
Asset growth	5%	3.75%	3.75%	$200 million	$250 million	$300 million	$480 million
Absolute total return to stockholders	7.5%	5.625%	5.625%	6%	7%	8%	11.1%
Relative total return to stockholders(2)	7.5%	5.625%	5.625%	50th percentile	60th percentile	70th percentile	82nd percentile
Capital raising	5%	3.75%	3.75%	$200 million	$275 million	$350 million	$543 million
Dividend growth	10%	7.5%	7.5%	4% increase	4.5% increase	5% increase	6.25%
Year-end lease occupancy	5%	3.75%	3.75%	95%	96%	97%	97.2%
Same Store NOI growth(3)	10%	7.5%	7.5%	3% increase	4% increase	5% increase	4.7%
Discretionary	40%	30%	30%	N/A	N/A	N/A	N/A
Role specific criteria	0%	25%	25%	Described in greater detail below.
Total	100%	100%	100%	N/A	N/A	N/A	N/A

____________

(1)	FFO is a widely recognized non-GAAP financial measure for REITs that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to assess our financial performance. We define FFO and provide a reconciliation of actual FFO for the year ended December 31, 2015 to net income applicable to stockholders in accordance with GAAP, in Item 7 of our Form 10-K for the year ended December 31, 2015.
(2)	See “—Peer Group” for the REITs comprising the peer group against which relative total stockholder return was measured.
(3)	Represents the percentage increase in cash NOI (calculated as operating revenues (base rent and recoveries from tenants), less property and related expenses (property operating expenses and property taxes), adjusted for non-cash revenue and operating expense items such as straight-line rent and amortization of lease intangibles, debt-related expenses, and other adjustments) for those properties owned by us for the entirety of 2015 and 2014. Cash NOI is a non-GAAP financial measure that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to evaluate and compare the operating performance of the Company’s properties. We provide a reconciliation of same-center cash NOI to consolidated operating income in accordance with GAAP for the years ended December 31, 2015 and 2014, in Item 7 of our Form 10-K for the year ended December 31, 2015.

The operating metrics set under our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these metrics in any other context.

In addition to the Company performance criteria described above, Mr. Haines’s and Mr. Schoebel’s cash bonuses for 2015 were also based in part on additional role-specific objective criteria.  In the case of Mr. Haines, these criteria and their weighting levels included integration of acquired properties (5%), expansion of infrastructure as required by asset growth and mentoring of current staff (5%), implementation of accounting and budgeting systems (5%), implementation of public and internal accounting controls (5%) and the timely completion of the budget, and periodic tenant billings (5%).  In the case of Mr. Schoebel, the role-specific objective criteria and weighting levels included capital and environmental project management (5%), same-space re-leasing spreads (5%), tenant retention rate (5%), achievement of budget assumptions as they related to leasing/delivery and rent commencement (5%), and the timely completion of the budget, and periodic tenant billings (5%). The Compensation Committee determined that the additional role-specific objective criteria for each of Messrs. Haines and Schoebel was achieved in 2015.

In addition to the Company and role-specific objective criteria described above, a discretionary component was evaluated by the Compensation Committee. In evaluating the discretionary component, the Compensation Committee focused on the achievement of the objective measures described above, as well additional factors such as, among others, the diversification of our investor base, investor relations activities, the increase in our analyst coverage and the maintenance of an investment grade rating for our senior unsecured debt, individual performance evaluations and the relative value provided by each of the executive officers towards our success in 2015.

The following table shows the threshold, target and maximum incentive cash bonus opportunities that were available to each executive officer for 2015 as a percentage of their base salary, as well as the actual bonus earned for the year ended December 31, 2015.  Whether any of the threshold, target or maximum bonus levels were attained was determined by the Compensation Committee based on achievement of the criteria described above, including the discretionary component, and the weighting of each criterion.

	2015 Incentive Cash Bonus Percentage Levels
Executive	Threshold	Target	Maximum	Actual ($)	Actual as a Percentage of Base Salary
Stuart A. Tanz	75%	125%	175%	1,344,625	174%
Michael B. Haines	75%	100%	125%	360,325	124%
Richard K. Schoebel	75%	100%	125%	422,450	124%

The Compensation Committee’s evaluation of Mr. Baker’s performance during 2015 focused on his contribution to the achievement of our overall business goals during 2015 and other factors as described above under “—Factors Considered.” In addition, the Compensation Committee considered, in consultation with FTI, the compensation practices of our executive compensation peer group and recommended a bonus of $200,000 for Mr. Baker in respect of the year ended December 31, 2015.

Equity Grants

The Compensation Committee believes that equity-based incentives are an effective means of motivating and rewarding long-term Company performance and value creation.  In addition, equity-based incentives appropriately align the interests of management with those of stockholders.  During the fourth quarter of 2009, we adopted the 2009 Equity Incentive Plan, as approved by our stockholders.  In accordance with the terms of the 2009 Equity Incentive Plan, employees, non-employee directors, executive officers and other key personnel and our service providers and any of our subsidiaries are eligible to be granted Options, Restricted Shares, share appreciation rights, phantom shares, dividend equivalents and other equity-based awards under the 2009 Equity Incentive Plan.  These equity-based awards will be designed to link executive compensation to our long-term Common Stock performance.

In determining the equity grants to our named executive officers in respect of 2015, the Compensation Committee focused on the objective measures and other factors as described above under “—Factors Considered.”  Based upon these considerations, the Compensation Committee recommended equity awards as follows in respect of performance in the year 2015, subject to the forward-looking vesting criteria described below:

Executive	Shares Awarded	Value based on Grant Date Closing Price
Stuart A. Tanz	140,800	$2,606,208
Michael B. Haines	42,500	786,675
Richard A. Baker	11,700	216,567
Richard K. Schoebel	47,300	875,523

In February 2016, the Compensation Committee, in consultation with FTI, introduced modifications to performance-based equity awards for 2015 as compared to prior performance-based awards. The Compensation Committee determined that performance-based equity awards for 2015 require the achievement of overall market-based performance measures, including absolute TSR and TSR relative to our executive compensation peer group, measured over a cumulative three-year period. In addition, as described below, the 2015 awards incorporate levels of opportunity – minimum, target and maximum – which determine the amount of awards that will earned by our executive officers.

With respect to the Restricted Shares awarded to the named executive officers in respect of 2015, 50% of such awards vest based solely on continued employment or service over a three-year vesting period. The remaining 50% of such awards remain at risk and are subject to forfeiture through December 2018, with 25% vesting based on our absolute TSR for the three-year forward-looking performance period ending December 31, 2018 and 25% vesting based on our TSR for such three-year forward-looking performance period relative to our executive compensation peer group. The performance criteria and levels of opportunity for the performance-based awards are as follows:

	Three Year Absolute TSR(1)			Three Year Relative TSR(2)
	18% TSR	24% TSR	30% TSR	40th Percentile	55th Percentile	70th Percentile
Executive	Percent of Award Earned			Percent of Award Earned
Stuart Tanz	50%	100%	150%	50%	100%	150%
Michael B. Haines	50%	100%	150%	50%	100%	150%
Richard K. Schoebel	50%	100%	150%	50%	100%	150%
Richard A. Baker	50%	100%	150%	50%	100%	150%

____________

(1)	In the event the Absolute TSR percentage falls between 18.0% and 24.0%, the Absolute TSR vesting percentage is determined using a straight line linear interpolation between 50.0% and 100% and in the event that the Absolute TSR percentage falls between 24.0% and 30.0%, Absolute TSR vesting percentage is determined using a straight line linear interpolation between 100.0% and 150.0%.
(2)	In the event the Relative TSR percentile falls between the 40th percentile and the 55th percentile, Relative TSR vesting percentage is determined using a straight line linear interpolation between 50.0% and 100% and in the event that the Relative TSR percentile falls between the 55th percentile and 70th percentile, the Relative TSR vesting percentage shall be determined using a straight line linear interpolation between 100.0% and 150.0%.

As of December 31, 2015, the named executive officers held an aggregate of 450,380 unvested Restricted Shares and 245,000 Options.

Perquisites and Other Benefits

In general, it is the Compensation Committee’s practice to provide limited perquisites and other benefits to the named executive officers.  We provide each of Messrs. Tanz and Schoebel with an automobile allowance of $1,500 per month and Mr. Haines with an automobile allowance of $750 per month, but do not reimburse the named executive officers for clubs, financial planning or items of a similar nature.

Messrs. Tanz, Haines, and Schoebel are eligible to participate in our employee health and welfare benefit programs. The attributed costs of these benefits for the named executive officers for the fiscal year ended December 31, 2015, are included in the Summary Compensation Table under the column entitled “All Other Compensation” and the related footnote.  Further, in accordance with the Code of Conduct, we do not make any loans to, or guarantee any personal loans of, any of our employees, including the named executive officers.

As discussed above in this Compensation Discussion and Analysis, we have entered into employment or letter agreements with each of the named executive officers.  These employment and letter agreements are designed to promote our stability and continuity of senior leadership.  Information with respect to applicable severance payments under these agreements for the named executive officers is provided under “—Employment and Letter Agreements and Termination of Employment and Change-in-Control Arrangements.”

Deductibility of Executive Compensation.  The Compensation Committee has determined, where practical, to maximize the tax deductibility of compensation payments to our executive officers under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the regulations thereunder.  Section 162(m) imposes an annual individual limit of $1 million on the deductibility of our compensation payments to executives.  Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied.  In this regard payments to our executives are not generally designed to satisfy such requirements.  The Compensation Committee may, however, authorize payments to executives that may not be fully deductible if it believes such payments are in our interests and that of our stockholders.

Other Tax and Accounting Implications.  The American Jobs Creation Act of 2004 affects the tax rules applicable to nonqualified deferred compensation arrangements.  We believe that we are operating in good faith compliance with these statutory provisions and all subsequent regulatory authority and that the employment agreements of all of our executive officers and the 2009 Equity Incentive Plan comply with Section 409A of Internal Revenue Code.

Say-on-Pay Vote.  At our 2015 annual meeting of stockholders, we provided our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers.  The Compensation Committee reviewed the results of this advisory “say-on-pay” vote.  A significant majority of our stockholders (66%) that voted at the annual meeting of stockholders approved the compensation of our named executive officers as described in our proxy statement for last year’s annual meeting of stockholders.  The Compensation Committee is committed to the ongoing review and evaluation of our executive officer compensation levels and program and incorporated feedback received from our stockholder outreach initiatives into its annual review of our executive compensation program. In February 2016, the Compensation Committee introduced modifications to our executive compensation program as described under “—2016 Compensation Strategy” and “—Equity Grants.”

2016 Compensation Strategy

During 2015, as part of its ongoing assessment of our executive compensation practices, the Compensation Committee undertook a comprehensive evaluation of our compensation program, including reviewing the levels and components of executive compensation, the objective performance metrics and weighting levels used to determine annual incentive cash bonuses, feedback received as part of our stockholder outreach initiatives and industry compensation levels. Following this assessment, in February 2016, the Compensation Committee introduced modifications to our executive compensation program to further align executive compensation with Company performance and the creation of sustainable stockholder value. These modifications include increasing the portion of annual incentive cash bonuses for the 2016 performance year that is based solely on the achievement of objective performance criteria and adjusting the weighting levels of such performance criteria to emphasize the achievement of operating metrics such growth in FFO per share and dividend growth.

For the 2016 performance year, 85% of the annual incentive cash bonus opportunities for the executive officers will be based on the achievement of certain objective Company performance criteria and, in the case of Messrs. Haines and Schoebel, certain role-specific objective criteria. This objective component was increased for the 2016 performance year to 85% from 60% in 2015, and the discretionary component was reduced from 40% to 15%. In addition, while the objective Company performance criteria will remain the same for 2016, the Compensation Committee adjusted the weighting levels of certain performance criteria relative to 2015 as follows: FFO per share increased to 20% from 10%; dividend growth increased to 15% from 10%; capital raising increased to 10% from 5%; year-end leased occupancy increased from 5% to 10%; and asset growth, absolute TSR, relative TSR, and same store NOI growth remained the same at 5%, 7.5%, 7.5%, and 10%, respectively.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for our senior executive officers and administers our 2009 Equity Incentive Plan.  While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.  The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation.  The Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Laura H. Pomerantz, Chair

Edward H. Meyer

Charles J. Persico

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the annual compensation received by the named executive officers for the years ended December 31, 2015, 2014, and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(1)(3)	Option Awards ($)(1)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Stuart A. Tanz,	2015	775,000	1,344,625	2,042,170	–	–	40,390	4,202,185
President and Chief Executive Officer	2014	775,000	1,183,019	1,950,000	–	–	45,461	3,953,480
	2013	775,000	800,000	1,421,250	–	–	40,478	3,036,728

Michael B. Haines,	2015	290,000	360,325	598,000	–	–	20,130	1,268,455
Chief Financial Officer	2014	260,000	283,488	455,000	–	–	20,320	1,018,808
	2013	250,000	300,000	–	–	–	17,466	567,466

Richard A. Baker,	2015	275,000	200,000	169,683	–	–	515	645,198
Chairman of our board of directors	2014	275,000	200,000	97,500	–	–	516	573,016
	2013	275,000	200,000	85,275	–	–	516	560,791

Richard K. Schoebel,	2015	340,000	422,450	696,670	–	–	37,514	1,496,634
Chief Operating Officer	2014	320,000	348,909	585,000	–	–	38,133	1,292,042
	2013	315,000	300,000	454,800	–	–	37,389	1,107,189

____________

(1)	Material terms of the employment and letter agreements of the named executive officers are provided under “Executive Compensation—Employment and Letter Agreements and Termination of Employment and Change-in-Control Arrangements.”
(2)	Amounts in this column represent the cash component of the 2013 bonus awards that were paid to the named executive officers on February 28, 2014, the 2014 bonus awards that were paid to the named executive officers on February 27, 2015 and the 2015 bonus awards that were paid to the named executive officers on February 29, 2016 or March 15, 2016.
(3)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our annual report on Form 10-K for the year ended December 31, 2015 (Note 9, Stock Compensation and Other Benefit Plans for ROIC).
(4)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our annual report on Form 10-K for the year ended December 31, 2015 (Note 9, Stock Compensation and Other Benefit Plans for ROIC).
(5)	Amounts in this column represent all other compensation received by the named executive officers during each of 2015, 2014 and 2013, as itemized in the tables below.

The following table sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for the years ended December 31, 2015, 2014 and 2013:

		Car Allowance	Health Insurance	401(k) Plan Company Match	Disability and Life Insurance	Dental Insurance	Total
Name	Year	($)	($)	($)	($)	($)	($)
Stuart A. Tanz	2015	18,000	16,878	2,650		2,862	40,390
	2014	18,000	21,995	2,600	–	2,866	45,461
	2013	18,000	17,236	2,550	–	2,692	40,478

Michael B. Haines	2015	9,000	7,920	2,054		1,156	20,130
	2014	9,000	7,564	2,600	–	1,157	20,320
	2013	9,000	5,506	2,083	–	877	17,466

Richard A. Baker	2015	–	–	–	–	515	515
	2014	–	–	–	–	516	516
	2013	–	–	–	–	516	516

Richard K. Schoebel	2015	18,000	4,031	2,650		2,833	37,514
	2014	18,000	14,708	2,600	–	2,824	38,133
	2013	18,000	14,173	2,550	–	2,666	37,389

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted during the 2015 fiscal year to our named executive officers.

Grants of Plan-Based Awards for 2015

		Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Target (#)(1)	Units (#)	Options	($/Sh)	Awards ($)(2)
Stuart A. Tanz	813,750	68,300	68,300	–	–	2,042,170
Michael B. Haines	217,500	20,000	20,000	–	–	598,000
Richard A. Baker	–	5,675	5,675	–	–	169,683
Richard K. Schoebel	255,000	23,300	23,300	–	–	696,670

____________

(1)	50% of the Restricted Share awards granted vest based solely on continued employment over a three-year vesting period and 50% based upon the achievement of specified performance criteria in equal annual installments over a three-year vesting period beginning on January 1, 2016. The performance criteria is based on our Company achieving a 7% annual total stockholder return (comprised of the change in stock price plus dividends) or performance within the top one-third of the executive compensation peer group.
(2)	Amounts in this column represent the aggregate value of the Restricted Share and Option awards granted in 2015 based upon the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End 2015

The following table summarizes all outstanding equity awards held by the named executive officers on December 31, 2015.

			Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stuart A. Tanz	100,000	–	–	10.25	10/20/2019	–	–
	–	–	–	–	–	41,666(2)	745,821
	–	–	–	–	–	100,000(3)	1,790,000
	–	–	–	–	–	136,600(4)	2,445,140
Michael B. Haines	25,000	–	–	12.41	12/1/2022	–	–
	–	–	–	–	–	23,332(3)	417,643
	–	–	–	–	–	40,000(4)	716,000
Richard A. Baker	50,000	–	–	10.25	10/20/2019	–	–
	–	–	–	–	–	2,500(2)	44,750
	–	–	–	–	–	5,000(3)	89,500
	–	–	–	–	–	11,350(4)	203,165
Richard K. Schoebel	35,000	–	–	10.40	12/9/2019	–	–
	35,000	–	–	10.88	3/11/2021	–	–
	–	–	–	–	–	13,332(2)	238,643
	–	–	–	–	–	30,000(3)	537,000
	–	–	–	–	–	46,600(4)	834,140

____________

(1)	For purposes of this table, the market value of the Restricted Shares is deemed to be $17.90 per share, the closing price of the Common Stock reported on NASDAQ on December 31, 2015 (the last trading day of the year).
(2)	Comprised of Restricted Share awards granted on February 26, 2013. 50% of such awards vest based solely on continued employment or service and 50% vest based upon the achievement of specified performance criteria. These Restricted Shares vested on January 1, 2016.
(3)	Comprised of Restricted Share awards granted on February 21, 2014. 50% of such awards vest based solely on continued employment or service and 50% vest based upon the achievement of specified performance criteria. 50% of these Restricted Share awards vested on January 1, 2016 and, assuming continued employment or service and the achievement of specified performance criteria, the remaining 50% will vest on January 1, 2017.
(4)	Comprised of Restricted Share awards granted on February 24, 2105. 50% of such awards vest based solely on continued employment or service and 50% vest based upon the achievement of specified performance criteria. 33 1/3% of these Restricted Share awards vested on January 1, 2016 and, assuming continued employment or service and the achievement of specified performance criteria, the remaining 66 2/3% will vest ratably on January 1, 2017 and January 1, 2018.

Option Exercises and Stock Vested

The following table summarizes certain information regarding options exercised and stock awards vested with respect to the named executive officers during the year ended December 31, 2015.

	Option Exercises and Stock Vested in 2015
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stuart A. Tanz	–	–	141,666	2,378,572
Michael B. Haines	–	–	21,668	381,406
Richard A. Baker	–	–	10,000	167,900
Richard K. Schoebel	–	–	41,666	699,572

Summary of the 2009 Equity Incentive Plan

The following is a summary of the 2009 Equity Incentive Plan, a copy of which is attached as Exhibit 4.5 to the Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on June 3, 2012, and which is incorporated by reference into this Proxy Statement.  The rights and obligations of the Company are governed by the express terms and conditions of the 2009 Equity Incentive Plan and not by this summary.  This summary and the summaries of the 2009 Equity Incentive Plan elsewhere in this Proxy Statement may not contain all of the information about the 2009 Equity Incentive Plan that is of importance to you and are qualified in their entirety by reference to the complete text of the 2009 Equity Incentive Plan.  We encourage you to read the 2009 Equity Incentive Plan carefully and in its entirety for a more complete understanding of the 2009 Equity Incentive Plan.

Administration

The Compensation Committee has been appointed by our board of directors to administer the 2009 Equity Incentive Plan and has full authority to administer and interpret the 2009 Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of directors, officers, consultants and other key personnel and service providers, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in the 2009 Equity Incentive Plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2009 Equity Incentive Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2009 Equity Incentive Plan or the administration or interpretation thereof.  In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse.  The 2009 Equity Incentive Plan is administered by the Compensation Committee consisting solely of non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of Internal Revenue Code and intend that grant be exempt from the restriction of Section 162(m), qualify as an outside director for purposes of Section 162(m) of Internal Revenue Code.

Eligibility

All of our employees, non-employee directors, executive officers, consultants and other key personnel and service providers as well as our subsidiaries and any of our affiliates are eligible to receive awards under the 2009 Equity Incentive Plan.  Each member of our Compensation Committee, which administers the 2009 Equity Incentive Plan, is both a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of Internal Revenue Code.

Authorization

Our 2009 Equity Incentive Plan provides for grants of Restricted Shares and other equity-based awards up to an aggregate of 7.5% of the issued and outstanding shares of Common Stock at the time of the award, subject to a ceiling of four million shares available for issuance under the 2009 Equity Incentive Plan.  In addition, subject to adjustment upon certain corporate transactions or events, incentive Options (“ISOs”) for more than 400,000 shares of Common Stock over the life of the 2009 Equity Incentive Plan may not be granted.  If an Option or other award granted under the 2009 Equity Incentive Plan expires or terminates, the shares subject to any portion of the award that expires, forfeits or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards.  Unless previously terminated by our board of directors, no new award may be granted under the 2009 Equity Incentive Plan after the tenth anniversary of the date that such plan was initially approved by our board of directors.  No award may be granted under our 2009 Equity Incentive Plan to any person who, assuming exercise of all Options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of Common Stock, subject to certain exceptions approved by our board of directors.

Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for U.S. federal income tax purposes of $1 million for compensation paid to each of their chief executive officer and their three highest-compensated executive officers (other than the chief executive officer or the chief financial officer) determined at the end of each year, referred to as covered employees.  However, performance-based compensation is excluded from this limitation.  The 2009 Equity Incentive Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under the 2009 Equity Incentive Plan that awards qualify for this exception.  The 2009 Equity Incentive Plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the ownership limits contained in our Charter or would impair our ability to qualify or remain qualified as a REIT.

Options

The terms of specific Options, including whether Options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the Compensation Committee.  The exercise price of an Option shall be determined by the Compensation Committee and reflected in the applicable award agreement.  The exercise price with respect to ISOs may not be lower than 100% (110% in the case of an ISO granted to a 10% stockholder, if permitted under the plan) of the fair market value of Common Stock on the date of grant.  Each Option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an ISO granted to a 10% stockholder, if permitted under the plan).  Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

Share Awards

The 2009 Equity Incentive Plan also provides for the grant of share awards.  A Restricted Share award is an award of shares of Common Stock that is subject to restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant.  Grants of Restricted Shares will be subject to vesting schedules as determined by the Compensation Committee.  The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine.  A participant granted Restricted Shares has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the Restricted Shares.  Although dividends may be paid on Restricted Shares, whether or not vested, at the same rate and on the same date as on shares of Common Stock, holders of Restricted Shares are prohibited from selling such shares until they vest.

Share Appreciation Rights

Share appreciation rights, when issued, will reduce the number of shares available for grant under the 2009 Equity Incentive Plan and will vest as provided in the applicable award agreement.  Share appreciation rights represent a right to receive the fair market value of a share of Common Stock, or, if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant.  Share appreciation rights may generally be settled in cash or by transfer of shares of Common Stock (as may be elected by the participant or the Compensation Committee, as may be provided by the Compensation Committee at grant).  The Compensation Committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the share appreciation rights installments over a period not to exceed ten years.

Phantom Shares

Phantom shares, when issued, will reduce the number of shares available for grant under the 2009 Equity Incentive Plan and will vest as provided in the applicable award agreement.  A phantom share represents a right to receive the fair market value of a share of Common Stock, or, if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant.  Phantom shares may generally be settled in cash or by transfer of Common Stock (as may be elected by the participant, in accordance with procedures established by the Compensation Committee, or us, as may be provided by the Compensation Committee at grant).

Dividend Equivalents

A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of Common Stock) of dividends paid on shares of Common Stock otherwise subject to an award.  The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of Common Stock.  The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Equity-Based Awards

The 2009 Equity Incentive Plan authorizes the granting of other awards based upon shares of Common Stock (including the grant of securities convertible into shares of Common Stock and share appreciation rights and LTIP units), subject to terms and conditions established at the time of grant.

LTIP units are a special class of partnership interests in our operating partnership subsidiary, Retail Opportunity Investments Partnership, LP, a Delaware limited partnership (our “operating partnership”).  Each LTIP unit awarded under the 2009 Equity Incentive Plan will be equivalent to an award of one share of Common Stock under the 2009 Equity Incentive Plan, reducing the number of shares available for other equity awards on a one-for-one basis.  We will not receive a tax deduction for the value of any LTIP units granted under the 2009 Equity Incentive Plan.  The vesting period for any LTIP units, if any, will be determined at the time of issuance.  LTIP units, whether vested or not, will receive the same per unit profit distributions as units of our operating partnership, which profit distribution will generally equal per share distributions on shares of Common Stock.

Change of Control

Upon a change of control (as defined in the 2009 Equity Incentive Plan), the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change of control, but only if the Compensation Committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments) and may among other things accelerate vesting or forfeiture of unvested awards in connection with such event.

Amendment; Termination

Our board of directors may amend, suspend, alter or discontinue the 2009 Equity Incentive Plan but cannot take any action that would impair the rights of a participant without such participant’s consent.  To the extent necessary and desirable (including as required by law or any stock exchange rules), our board of directors must obtain approval of our stockholders for any amendment that would:

• other than through adjustment as provided in the 2009 Equity Incentive Plan, increase the total number of shares of Common Stock reserved for issuance under the 2009 Equity Incentive Plan; or
• change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2009 Equity Incentive Plan.

The Compensation Committee or our board of directors may amend the terms of any award granted under the 2009 Equity Incentive Plan, prospectively or retroactively, except that no amendment may adversely affect the rights of any participant with respect to awards previously granted, unless such amendments are in connection with applicable laws, without his or her consent.

As of the Record Date, under our 2009 Equity Incentive Plan, there were outstanding Options to acquire a total of 282,000 shares of Common Stock at a weighted average purchase price of $10.74 per share, and a total of 672,873 Restricted Shares still subject to forfeiture.  During 2015, no Options were exercised and no outstanding Options for any of the named executive officers were repriced.  As of the Record Date, 1,514,481 shares of Common Stock remained available for grant to eligible participants under our 2009 Equity Incentive Plan.

Pension Benefits

The named executive officers received no benefits in 2014 from us under defined pension or defined contribution plans.

Employment and Letter Agreements and Termination of Employment and Change-in-Control Arrangements

We have employment and letter agreements with each of the named executive officers.  As described below, these employment and letter agreements provide the named executive officers with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment or a change-in-control involving the Company.  As used below, the terms “Cause,” “Change in Control,” “Death,” “Disability” and “Good Reason” shall have the respective meanings set forth in the applicable employment or letter agreements, as applicable.

Stuart A. Tanz.  Mr. Tanz’s employment agreement, which became effective as of October 20, 2009 and had an initial term scheduled to expire on October 20, 2012, provided that he would serve as our Chief Executive Officer and President for an initial term of three years, with automatic renewal for additional one-year terms unless we give prior written notice of non-renewal at least six months prior to the end of the then current term.  Pursuant to the employment agreement, Mr. Tanz is entitled to an annual base salary of $750,000, subject to annual review and upward adjustment, and an annual bonus between 0% and 200% of his then annual base salary, as determined in the sole discretion of our board of directors and based on Mr. Tanz’s performance and the performance of the Company.  Mr. Tanz’s employment agreement provided for a grant of 100,000 Restricted Shares and 100,000 Options, each vesting in equal installments on the first three anniversaries of the grant date thereafter.  Mr. Tanz is entitled to participate in all of our employee benefit plans and programs or other welfare benefit programs as made generally available to other senior executives.  Mr. Tanz is also entitled to (i) reimbursement for reasonable business expenses; (ii) automobile allowance of $1,500 per month; and (iii) $20,000 per month living allowance for six months commencing November 1, 2009, grossed-up to cover his income taxes (federal, state and local) incurred by him on the receipt of the living allowance payments.

Mr. Tanz’s employment agreement provides that if his employment is terminated (i) by us without Cause, (ii) by Mr. Tanz for Good Reason, (iii) upon non-renewal of the employment term by us, (iv) by reason of Mr. Tanz’s death or Disability, or (v) by Mr. Tanz for any or no reason within the 12-month period following a Change in Control, he will be entitled to receive a lump sum payment equal to (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, (B) (x) two times annual salary and (y) two times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to two times 50% of Mr. Tanz’s then annual salary), and (C) automobile allowance for one year.  In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms.  To the extent that any of the foregoing payments so made constitutes an “excess parachute payment” under certain tax laws, rules and regulations, we will pay to Mr. Tanz such additional cash amounts as are necessary to put him in the same after-tax position as he would have been in had such payments not given rise to any applicable excise tax, penalties or interest.  Mr. Tanz was also entitled to receive reimbursement for reasonable out-of-pocket direct expenses incurred by him in connection with his participation in the Framework Transactions.

Mr. Tanz has also agreed that he will not (i) compete with us; (ii) solicit our employees, agents or independent contractors; or (iii) solicit or intentionally interfere with our customer or client relationships for the period commencing on the date of the agreement and ending one year following the date upon which Mr. Tanz ceases to be an employee of the Company and our affiliates.  His employment agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.

Michael B. Haines.  Mr. Haines’s employment agreement, which became effective as of November 25, 2012 and had an initial term scheduled to expire on December 1, 2015, provided that he would serve as our Chief Financial Officer, Treasurer and Secretary for an initial term of three years, with automatic renewal for additional one-year terms unless we give prior written notice of non-renewal at least six months prior to the end of the then current term.  Pursuant to the employment agreement, Mr. Haines is entitled to a base salary of $250,000, subject to annual review and upward adjustment, and an annual bonus between 0% and 100% of his then annual base salary, as determined in the sole discretion of our board of directors and based on Mr. Haines’ performance and the performance of the Company.  Mr. Haines’ employment agreement provided for the grant of 30,000 Restricted Shares and 25,000 Options, each vesting in equal installments on the first three anniversaries of the grant date thereof.  Mr. Haines is also entitled to participate in all of our employee benefit plans and programs on substantially the same terms and conditions as other senior executives.  Mr. Haines is entitled to (i) reimbursement for reasonable business expenses; and (ii) an automobile allowance of $750 per month.

Mr. Haines’ employment agreement provides that if Mr. Haines’ employment is terminated by reason of his death or Disability, he will be entitled to receive a lump sum payment equal to (i) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, (ii) (x) his annual salary and (y) an amount equal to the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to one times 50% of Mr. Haines’ then annual salary), and (iii) automobile allowance for one year.  In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms.  Additionally, if Mr. Haines’ employment is terminated (A) by us without Cause after the first year of the term of the employment agreement, (B) by Mr. Haines for Good Reason after the first year of the term of the employment agreement, (C) upon non-renewal of the employment term by us, or (D) by Mr. Haines for any or no reason within the 12-month period following a Change in Control, a lump sum payment equal to (i) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, (ii) (x) two times annual salary and (y) two times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to two times 50% of Mr.  Haines’ then annual salary), and (iii) automobile allowance for one year.  If Mr. Haines’ employment is terminated (i) by us without Cause during the first year of the term of the employment agreement or (ii) by Mr. Haines for Good Reason during the first year of the term of the employment agreement, Mr. Haines will be entitled to receive a severance  payment equal to (1) if there has been no Change in Control, (x) one times annual salary and (y) $125,000, or (2) after a Change in Control, (x) two times annual salary and (y) $250,000.  In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms.

Mr. Haines has also agreed that he will not, for the period commencing on the date of the agreement and ending (i) six months following the date upon which Mr. Haines ceases to be an employee of the Company and our affiliates, compete with us, or (ii) one year following the date upon which Mr. Haines ceases to be an employee of the Company and our affiliates, (A) solicit our employees, agents or independent contractors, or (B) solicit or intentionally interfere with our customer or client relationships.  Mr. Haines’ employment agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.

Richard A. Baker.  On April 2, 2012, we entered into an amendment to Mr. Baker’s letter agreement with us, providing for his transition from Executive Chairman to non-executive Chairman of our board of directors, effective following our 2012 Annual Meeting.  The term of the amended letter agreement is through October 20, 2015, unless Mr. Baker is not re-elected as one of our directors or his service as Chairman of our board of directors is discontinued by our board of directors or by Mr. Baker prior to such date. Mr. Baker continues to serve as non-executive Chairman of our board of directors and the Company and Mr. Baker are in discussions regarding a further extension of his agreement.

The amendment to the letter agreement provides that Mr. Baker continued to receive the annual base salary and bonus specified in his prior letter agreement through October 19, 2012, which is the date of the expiration of the initial term of his prior agreement.  The amended letter agreement provides that during the balance of the term of the amended letter agreement Mr. Baker will receive annual compensation at a rate of $275,000.  However, such compensation shall not extend beyond the date of Mr. Baker’s termination as non-executive Chairman of our board directors, unless such termination results from a decision taken by our board of directors without Mr. Baker’s approval to discontinue his service.  Mr. Baker’s base salary is subject to annual review and upward adjustment in the discretion of the Compensation Committee.  Mr. Baker is eligible for an annual bonus to be determined in the sole discretion of our board of directors and based on Mr. Baker’s performance and our performance.  Mr. Baker is also entitled to reimbursement for reasonable business expenses and a travel allowance determined annually by the Compensation Committee together with Mr. Baker.

Under the amendment to the letter agreement, Mr. Baker has agreed that during the period he serves as Chairman of our board of directors, and (unless the board of directors elects not to continue Mr. Baker as Chairman without Mr. Baker’s approval to discontinue his service) for a one-year period following such service, he will not become a senior executive officer of a U.S.-based, publicly traded, necessity-based, retail REIT nor will he solicit our employees, agents or independent contractors to leave their employment or other service with us.  Mr. Baker’s letter agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.  In addition, under the amendment to the letter agreement, we and Mr. Baker agreed, with effect from October 20, 2012, to terminate his commitment to first offer to us retail properties located in the United States that he may discover prior to taking any interest in such property directly or indirectly for his own account or offering such property to other persons or entities.

Richard K. Schoebel.  Mr. Schoebel’s employment agreement, which became effective as of November 30, 2009 and had an initial term scheduled to expire November 30, 2012, provided that he would serve as our Chief Operating Officer for an initial term of three years, with automatic renewal for additional one-year terms unless we give prior written notice of non-renewal at least six months prior to the end of the then current term.  Pursuant to the employment agreement, Mr. Schoebel is entitled to a base salary of $275,000, subject to annual review and upward adjustment, and an annual bonus between 0% and 100% of his then annual base salary, as determined in the sole discretion of our board of directors and based on Mr. Schoebel’s performance and the performance of the Company.  Mr. Schoebel’s employment agreement provided for the grant of 35,000 Restricted Shares and 35,000 Options, each vesting in equal installments on the first five anniversaries of the grant date thereof.  Mr. Schoebel is also entitled to participate in all of our employee benefit plans and programs on substantially the same terms and conditions as other senior executives.  Mr. Schoebel is also entitled to (i) reimbursement for reasonable business expenses; (ii) an automobile allowance of $1,500 per month; (iii) six months of living allowance of $5,000 per month and (iv) reimbursement for up to $20,000 in moving and travel relocation expenses actually paid or incurred by Mr. Schoebel, the unamortized portion of which Mr. Schoebel would have been obligated to refund to us in the event he voluntarily terminates his employment with us during the initial 24 months of employment.

Mr. Schoebel’s employment agreement provides that if Mr. Schoebel’s employment is terminated by reason of his death or Disability, he will be entitled to receive a lump sum payment equal to, (i) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, (ii) (x) his annual salary and (y) an amount equal to the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to one times 50% of Mr. Schoebel’s then annual salary), and (iii) automobile allowance for one year.  In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms.  Additionally, if Mr. Schoebel’s employment is terminated (A) by us without Cause, (B) by Mr. Schoebel for Good Reason, (C) upon non-renewal of the employment term by us, or (D) by Mr. Schoebel for any or no reason within the 12-month period following a Change in Control, a lump sum payment equal to (i) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, (ii) (x) two times annual salary and (y) two times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to two times 50% of Mr. Schoebel’s then annual salary), and (iii) automobile allowance for one year.  In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms.

Mr. Schoebel has also agreed that he will not, for the period commencing on the date of the agreement and ending (i) six months following the date upon which Mr. Schoebel ceases to be an employee of the Company and our affiliates, compete with us, or (ii) one year following the date upon which Mr. Schoebel ceases to be an employee of the Company and our affiliates, (A) solicit our employees, agents or independent contractors, or (B) solicit or intentionally interfere with our customer or client relationships.  Mr. Schoebel’s employment agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.

Potential Payments upon a Change-in-Control or Termination

The following table sets forth the cash amounts, accelerated vesting and other payments and benefits that the named executive officers would be entitled to receive under various circumstances pursuant to the terms of the 2009 Equity Incentive Plan, the grant agreements made under the 2009 Equity Incentive Plan and their respective employment agreements in the event that the employment termination scenarios described above (including, following a change of control) were to have occurred on December 31, 2015.  The actual amounts that would be paid on any termination of employment can only be determined at the time of any actual separation from the Company.

Name	Annual Salary ($)	Bonus ($)	Equity Awards ($)	Other Benefits ($)	Excise Tax Gross-Up ($)	Total ($)
Stuart A. Tanz	1,550,000	2,527,644	4,980,961	18,000	–	9,076,605
Michael B. Haines	580,000	643,813	1,133,643	9,000	–	2,366,456
Richard A. Baker	–	–	337,415	–	–	337,415
Richard K. Schoebel	680,000	771,359	1,609,783	18,000	–	3,079,142

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of independent directors: Laura H. Pomerantz (Chair), Edward H. Meyer and Charles J. Persico.  No member of the Compensation Committee is or was an employee or officer of the Company or had any relationships requiring disclosure under the rules and regulations of the Exchange Act.  There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and NASDAQ initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and/or written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the year ended December 31, 2015 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions referred to herein, since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date regarding the beneficial ownership of Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) the named executive officers, (iii) our directors and director nominees and (iv) all of our directors, director nominees and executive officers as a group.

	Common Stock Beneficially Owned
Name and Business Address(1)	Shares(2)(3)		Shares Subject to Options or Warrants(4)	Total	Percent of Class
Directors and Officers
Richard A. Baker	249,424	(5)	50,000	299,424	*
Michael B. Haines	100,399		25,000	125,399	*
Michael J. Indiveri	45,139		–	45,139	*
Edward H. Meyer	65,139		–	65,139	*
Lee S. Neibart	88,989	(5)	–	88,989	*
Charles J. Persico(2)	35,139		–	35,139	*
Laura H. Pomerantz	45,139		–	45,139	*
Richard K. Schoebel	176,503		70,000	246,503	*
Stuart A. Tanz	1,174,734		100,000	1,274,734	1.3%
Eric S. Zorn	43,139		–	43,139	*
All directors and executive officers as a group (11 persons)	2,023,744		245,000	2,268,744	2.3%

5% or more beneficial owners
Blackrock Inc.(6) 40 East 52nd Street New York, NY 10022	11,208,847		–	11,208,847	11.3%
Invesco Ltd. – Bermuda(7) 1555 Peachtree Street NE Atlanta, GA 30309	10,297,608		–	10,297,608	10.4%
The Vanguard Group, Inc.(8) 100 Vanguard Blvd. Malvern, PA 19355	14,731,464		–	14,731,464	14.8%
Vanguard Specialized Funds – Vanguard REIT Index Fund(9) 100 Vanguard Blvd. Malvern, PA 19355	7,117,417		–	7,117,417	7.15%

____________

(*)	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)	The business address of each director and named executive officer is c/o Retail Opportunity Investments Corp., 8905 Towne Centre Drive Suite 108, San Diego, California 92122.
(2)	Each director and named executive officer has sole voting and investment power with respect to these shares, except that 5,000 shares of Common Stock are held by the Perco Management Defined Benefit Pension Trust, of which Jules Levy is Trustee and Mr. Persico is the sole beneficiary and 20,000 shares of Common Stock are held by the Edward H. Meyer Trust, of which Mr. Meyer is a Trustee.
(3)	Includes unvested Restricted Shares granted to the named executive officers and directors as follows: Mr. Baker – 10,883 Restricted Shares subject to time-based vesting; Mr. Haines – 40,416 Restricted Shares subject to time-based vesting; Mr. Tanz – 140,933 Restricted Shares subject to time-based vesting; Mr. Schoebel – 46,683 Restricted Shares subject to time-based vesting; Mr. Indiveri – 5,469 Restricted Shares subject to time-based vesting; Mr. Meyer – 5,469 Restricted Shares subject to time-based vesting; Mr. Neibart – 5,469 Restricted Shares subject to time-based vesting; Mr. Persico – 5,469 Restricted Shares subject to time-based vesting; Ms. Pomerantz – 5,469 Restricted Shares subject to time-based vesting; and Mr. Zorn – 5,469 Restricted Shares subject to time-based vesting. Excludes unvested Restricted Shares granted to the named executive officers as follows: Mr. Baker – 10,883 Restricted Shares subject to performance-based vesting; Mr. Tanz – 140,933 Restricted Shares subject to performance-based vesting; Mr. Haines – 40,416 Restricted Shares subject to performance-based vesting; and Mr. Schoebel – 46,683 Restricted Shares subject to performance-based vesting.
(4)	For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days of the Record Date by the exercise of any Options or warrants. Options or warrants held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person.
(5)	Includes 175,568 shares received by Mr. Baker and 68,850 shares received by Mr. Neibart as part of a pro rata distribution from NRDC Capital Management, LLC, of which William L. Mack, Robert C. Baker, and Messrs. Baker and Neibart were the sole members and managers. In prior reports, Messrs. Baker and Neibart each reported indirect beneficial ownership of 688,500 shares.
(6)	On its Schedule 13G (Amendment No. 4) filed with the SEC on January 8, 2016, Blackrock Inc. reports sole voting power with respect to 10,953,839 shares of Common Stock beneficially owned by them and sole dispositive power with respect to 11,208,847 shares of Common Stock beneficially owned by them. The Schedule 13G (Amendment No. 4) reports a beneficial ownership percentage of shares of Common Stock of 11.3%.

(7)	On its Schedule 13G (Amendment No. 7) filed with the SEC on February 9, 2016, Invesco Ltd. reports Invesco Advisers, Inc. and Invesco PowerShares Capital Management, each a subsidiary of Invesco Ltd., are the investment advisers which holds shares of the security being reported. Invesco Ltd. held sole voting power with respect to 9,008,550 shares of Common Stock and sole dispositive power with respect to 10,297,608 shares of Common Stock beneficially owned by those subsidiaries. The Schedule 13G (Amendment No. 7) reports a beneficial ownership percentage of shares of Common Stock of 10.4%.
(8)	On its Schedule 13G (Amendment No. 6) filed with the SEC on February 10, 2016, the Vanguard Group, Inc. reports sole voting power with respect to 274,469 shares of Common Stock, shared voting power with respect to 81,600 shares of Common Stock, sole dispositive power with respect to 14,522,196 shares of Common Stock, shared dispositive power with respect to 209,268 shares of Common Stock and aggregate beneficial ownership of 14,731,464 shares of Common Stock. The Schedule 13G (Amendment No. 6) reports a beneficial ownership percentage of shares of Common Stock of 14.8%.
(9)	On its Schedule 13G (Amendment No. 6) filed with the SEC on February 9, 2016, Vanguard Specialized Funds – Vanguard REIT Index Fund reports sole voting power with respect to 7,117,417 shares of Common Stock beneficially owned by it and sole or shared dispositive power with respect to 0 shares of Common Stock beneficially owned by it. The Schedule 13G (Amendment No. 6) reports a beneficial ownership percentage of shares of Common Stock of 7.15%.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting.  The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting.  As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2017 Annual Meeting of Stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than November 25, 2016, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Our stockholders of record who comply with the advanced notice procedures set forth in our Bylaws and outlined under this “Submission of Stockholder Proposals” section may nominate director candidates for election to our board of directors.  Stockholder nominations of director candidates at our annual meeting of stockholders must be received by our secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of this Proxy Statement; provided, however, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.  The public announcement of a postponement or adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice as described above.  Accordingly, to submit a director candidate for consideration for nomination at our 2017 Annual Meeting of Stockholders, stockholders must submit the recommendation, in writing, by November 25, 2016, but in no event earlier than October 26, 2016.  The written notice must set forth the information required by our Bylaws.  The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules.

Any such nomination or proposal should be sent to Stuart A. Tanz, our President and Chief Executive Officer, at Retail Opportunity Investments Corp., 8905 Towne Center Drive, Suite 108, San Diego, California 92122 and, to the extent applicable, must include the information required by our Bylaws.

Our board of directors and our management know of no other matters or business to be presented for consideration at the Annual Meeting.  If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters.  The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials.  A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders.  Once a stockholder has received notice from its broker that they will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise.  If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: Retail Opportunity Investments Corp., 8905 Towne Centre Drive, Suite 108, San Diego, California 92122, Attn: Michael B. Haines, our Chief Financial Officer; or by calling investor relations at 858-255-4913.  In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.”  Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us, as specified above, or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting.  This solicitation is being made primarily through the internet and by mail, but may also be made by our directors, executive officers and employees by telephone, telegraph, facsimile transmission, electronic transmission, internet, mail or personal interview.  No additional compensation will be given to our directors, executive officers or employees for this solicitation.  We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND NASDAQ), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST.  REQUESTS SHOULD BE DIRECTED TO MICHAEL B. HAINES, OUR CHIEF FINANCIAL OFFICER, AT RETAIL OPPORTUNITY INVESTMENTS CORP., 8905 TOWNE CENTRE DRIVE, SUITE 108, SAN DIEGO, CALIFORNIA 92122.

By Order of the Board of Directors

Stuart A. Tanz
President and Chief Executive Officer

San Diego, California

March 25, 2016

PROXY

RETAIL OPPORTUNITY INVESTMENTS CORP.

2016 Meeting of Stockholders – April 27, 2016

Offices of Clifford Chance US LLP

31 West 52nd St.

New York, New York 10019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Stuart A. Tanz and Michael B. Haines, or either of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend the Annual Meeting of Stockholders (the “Meeting”) of Retail Opportunity Investments Corp. (the “Company”) to be held on April 27, 2016 at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and to otherwise represent the undersigned at the Meeting with all powers which the undersigned would possess if present at the Meeting. By signing this proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement, the terms of which are incorporated by reference herein.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT AND “FOR” ITEMS 2 AND 3.

continued and to be marked, dated and signed, on the other side

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 27, 2016. The Proxy Statement and our 2015 Annual Report to Stockholders are available at: http://www.viewproxy.com/roireit/2016